Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT
dated as of
June 2, 2015
among
KEMPER CORPORATION,
The Lenders Party Hereto,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
WELLS FARGO BANK, NATIONAL ASSOCIATION

and

FIFTH THIRD BANK,
as Co-Syndication Agents
__________________________
J.P. MORGAN SECURITIES LLC
and
WELLS FARGO SECURITIES, LLC,
as Joint Bookrunners and Joint Lead Arrangers

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SCHEDULES:

Schedule I – Commitments
Schedule II --Administrative Schedule
Schedule 1.01 -- Pricing Schedule
Schedule 3.03 – Subsidiaries
Schedule 6.02 -- Existing Indebtedness
Schedule 6.03 – Existing Liens

EXHIBITS:
Exhibit A -- Form of Assignment and Assumption
Exhibit B – Form of Borrowing Request
Exhibit C – Form of Promissory Note
Exhibit D-1 – U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-2 – U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-3 – U.S. Tax Compliance Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-4 – U.S. Tax Compliance Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E -- Form of Schedule Amendment

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AMENDED AND RESTATED CREDIT AGREEMENT dated as of June 2, 2015, among KEMPER CORPORATION, a Delaware corporation, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Syndication Agent, and FIFTH THIRD BANK, as Co-Syndication Agent.
R E C I T A L S
WHEREAS, the Borrower, certain financial institutions (the “Existing Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent, are party to a Credit Agreement dated as of March 7, 2012 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), pursuant to which the Existing Lenders have agreed to make available to the Borrower certain revolving loans and other financial accommodations;
WHEREAS, the Borrower, Lenders and the Administrative Agent wish to amend and restate the Existing Credit Agreement, subject to the terms and conditions set forth herein; and
WHEREAS, the Borrower, Lenders and the Administrative Agent intend that (i) this Agreement amend and restate the Existing Credit Agreement without causing a substitution, refinancing or novation of the existing obligations thereunder, and (ii) the Borrower’s obligations under the Existing Credit Agreement shall continue to exist under, and to be evidenced by, this Agreement;
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Borrower, Lenders and the Administrative Agent agree that the Existing Credit Agreement shall be amended and restated in its entirety as follows:
ARTICLE I
Definitions
SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR” means the alternate base rate which, for any day, equals a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for US Dollars for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding). Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
“ABR Loans” means Loans in US Dollars bearing interest based upon the ABR.

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“Act” has the meaning set forth in Section 9.14.
“Adjusted LIBO Rate” means with respect to any Loan denominated in US Dollars for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan Chase Bank, N.A., together with its successors, in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Administrative Schedule” means Schedule II to this Agreement, which contains administrative information in respect of each Currency and each Type of Loan.
“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise; provided, that for the purposes of Section 6.09 and the definition of “Change in Control,” an “Affiliate” shall mean any Person (other than a Person whose sole relationship with any designated Person is as an employee or director) directly or indirectly controlling, controlled by, or under common control with the designated Person, with the term “control” including, without limitation, (a) the direct or indirect beneficial ownership of more than thirty percent (30%) of the voting securities or voting equity or partnership interests, of such Person or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing. Notwithstanding the foregoing, no member of the Singleton Family (other than an entity which is both a member of the Singleton Family and a Disclosed Operating Company) shall be considered an Affiliate of the Borrower so long as the Singleton Family owns collectively (either directly or indirectly) less than 30% of the securities of the Borrower having ordinary voting power for the election of directors of the Borrower.
“Agent Party” has the meaning assigned to it in Section 9.01(d).
“Agreement” means this Amended and Restated Credit Agreement.
“Agreement Currency” has the meaning assigned to such term in Section 9.16(b).
“Annual Statement” means the annual statutory financial statement of each of Trinity and United Insurance required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation, which statement shall be in the form required by the applicable jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing annual statutory financial statements and shall contain the type of information

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permitted by such insurance commissioner (or such similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Law” means, with respect to any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person and its properties, including, without limiting the foregoing, all orders and decrees of all courts and arbitrators binding on such Person in Proceedings or actions to which the Person in question is a party.
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.21 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Applicable Rate” means, for any day, with respect to any Loan or with respect to the Facility Fees payable hereunder, the applicable rate per annum set forth on Schedule 1.01 under the caption “Eurocurrency Rate”, “ABR Rate” or “Facility Fee Rate”, as the case may be, based upon the Leverage Ratio.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Available Foreign Currencies” means euro, Pounds Sterling and Canadian Dollars.
“Available Foreign Currency Exposure” means, at any date, the sum of the Dollar Equivalent Amounts of all Revolving Loans then outstanding and made in Available Foreign Currencies.
“Available Foreign Currency Exposure Cap” means $30,000,000.

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“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Government Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Government Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Basel III” means, collectively, those certain Consultative Documents issued by the Basel Committee of Banking Supervisors of the Bank for International Settlements entitled “Strengthening the Resilience of the Banking Sector” issued December 17, 2009, “International Framework for Liquidity Risk Measurement, Standards and Monitoring” issued December 17, 2009, “Countercyclical Capital Buffer Proposal” issued July 16, 2010 and “Capitalization of Bank Exposures to Central Counterparties” issued December 20, 2010.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means Kemper Corporation, a Delaware corporation.
“Borrowing” or “Revolving Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Loans other than ABR Loans, denominated in the same Currency and as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.
“Business Day” means (a) when such term is used in respect of any amounts denominated or to be denominated in (i) any Available Foreign Currency other than Canadian Dollars, a London Banking Day which is also a day on which banks are open for general banking business in (A) the city which is the principal financial center of the country of issuance of such Available Foreign Currency, (B) in the case of euro only, Frankfurt am Main, Germany (or such other principal financial center as the Administrative Agent may from time to time nominate for this purpose) and (C) New York City, (ii) US Dollars, (A) in the case of a LIBOR Loan, any fundings, disbursements, payments and settlements in respect of any such LIBOR Loan, or any other dealings to be carried out pursuant to any Credit Document in respect of any such LIBOR Loan, a London Banking Day which is also a day other than a Saturday or Sunday on which banks are open for general banking business in New York City, and (B) in the case of an ABR

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Loan, any fundings, disbursements, payments and settlements in respect of any such ABR Loan, or any other dealings to be carried out pursuant to any Credit Document in respect of any such ABR Loan, a day other than a Saturday or Sunday on which banks are open for general banking business in New York City, and (iii) Canadian Dollars, a day other than a Saturday or Sunday on which banks are open for general banking purposes in Toronto and New York City, (b) when such term is used for the purpose of determining the date on which the EURIBO Rate is determined under this Agreement for any Loan denominated in euro for any Interest Period therefor and for purposes of determining the first and last day of any Interest Period, references in this Agreement to Business Days shall be deemed to be references to Target Operating Days and (c) when such term is used to describe a day on which a request is to be made to an Issuing Bank for issuance of a Letter of Credit or on which a Letter of Credit is to be issued, such term shall mean a day other than a Saturday, Sunday or other day on which commercial banks in the city in which such Issuing Bank’s Issuing Office is located.
“Canadian Dollars” means the lawful currency of Canada.
“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.
“Capitalized Lease Obligations” means that portion of any obligation of a Person as lessee under a lease which at the time would be required to be capitalized on the balance sheet of such lessee in accordance with GAAP.
“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (b) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (c) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency, and provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, or (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder.
“CDOR”, when used in reference to any Loan, refers to whether such Loan is bearing interest at a rate determined by reference to the CDO Rate.
“CDO Rate”, with respect to any CDOR Loan for any Interest Period, means the applicable Screen Rate as of the Specified Time on the Quotation Day.

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“Change in Control” means (a) the direct or indirect ownership by any Person, on a combined basis with any Affiliates of such Person, of 40% or more of the existing voting stock of the Borrower; or (b) the failure of the Borrower to own, free and clear of Liens or other encumbrances (other than Liens specified in clauses (a), (b)(ii), (e) and (h) of the definition of Permitted Liens), 100% of the outstanding shares of voting stock of Trinity and United Insurance on a fully diluted basis.
“Change in Law” means the occurrence, after the Effective Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender's or such Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule I, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $225,000,000.
“Company Action Level” means the designation given by either the National Association of Insurance Commissioners or the state department of insurance of the state of domicile of the insurance company in question of a level or range of levels of Risk-Based Capital Ratios as the Risk-Based Capital Ratio or Ratios, as applicable, of an insurance company which permit a state insurance department or commission (or other governmental entity) to require such insurance company (or which otherwise cause such insurance company to be required) to file a financial plan identifying problem conditions and a proposal of corrective or remedial actions with any state insurance department or commission (or other governmental entity) pursuant to rules, regulations or guidelines adopted by the National Association of Insurance Commissioners or any applicable state department of insurance. In the event there is no such designation given by the National Association of Insurance Commissioners or any applicable state department of

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insurance pursuant to such rules, regulations or guidelines, “Company Action Level” shall be deemed to mean any level or range of levels of Risk-Based Capital Ratios of an insurance company which permit a state insurance department or commission (or other governmental entity) to take any corrective or remedial actions with respect to such insurance company pursuant to such rules, regulations or guidelines.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Net Income” means, for any computation period, with respect to the Borrower on a consolidated basis with its Subsidiaries, cumulative net income earned during such period as determined in accordance with GAAP.
“Consolidated Net Worth” means, at any date of determination, the consolidated shareholders' equity of the Borrower and its Subsidiaries (excluding treasury shares), determined as of such date in accordance with GAAP; provided, however, that the effect of the unrealized gain or loss on fixed maturities, as determined pursuant to ASC 320, shall be excluded when computing Consolidated Net Worth.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Documents” means this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each promissory note, if any, delivered pursuant to Section 2.08(e), the Letters of Credit, each amendment or waiver hereof or hereunder and each other document or agreement executed and delivered from time to time by the Borrower in connection with or pursuant to the terms of this Agreement or any other Credit Document.
“Currencies” means the collective reference to US Dollars and the Available Foreign Currencies.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Lender Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a

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condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Lender Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Lender Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.
“Disclosed Operating Company” means any Person which (a) is required to publicly disclose its ownership (beneficial or otherwise) of shares of the Borrower pursuant to Rules 13(d) or 13(g) of the General Rules and Regulations under the Securities Exchange Act of 1934 and (b) owns or operates any business or is a Person whose sole asset is the equity securities of another Person which owns or operates any business.
“Dollar Equivalent Amount” means, with respect to the amount of any obligations of Borrower denominated in an Available Foreign Currency on any date, the equivalent amount in US Dollars of such amount of obligations, as determined by the Administrative Agent on such date using the Exchange Rate.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“EMU” means the Economic and Monetary Union as contemplated in the Treaty on European Union.
“EMU Legislation” means the legislative measures of the European Council (including European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the euro or otherwise), being in part the implementation of the third stage of EMU.
“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection

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with any Hazardous Materials or any actual or alleged Hazardous Materials Activity or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
“Environmental Laws” means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Borrower or any of its Subsidiaries or any of their respective properties.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower.
“EURIBO Rate”, with respect to any EURIBOR Loan for any Interest Period, means the applicable Screen Rate as of the Specified Time on the Quotation Day.
“EURIBOR”, when used in reference to any Loan, refers to whether such Loan is bearing interest at a rate determined by reference to the EURIBO Rate.
“euro” means the single currency of Participating Member States of the European Union in accordance with the EMU Legislation.
“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to a rate other than the ABR.
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Rate”, with respect to any Available Foreign Currency on any date, means the rate at which such Available Foreign Currency may be exchanged into US Dollars, as set forth on such date on the applicable Reuters currency page with respect to such currency at or about 11:00 A.M. London time on such date. In the event that such rate does not appear on the applicable Reuters currency page, the “Exchange Rate” with respect to such Available Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such “Exchange Rate” shall instead be the Administrative Agent’s spot rate of exchange in the London interbank market or other market where its foreign currency exchange operations in respect of such Available Foreign Currency are then being conducted, at or about 10:00 A.M., local time, at such date for the purchase of US Dollars with such Available Foreign Currency, for delivery two Business Days later; provided, that if at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may in

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consultation with the Borrower use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.18(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” has the meaning ascribed thereto in the recitals to this Agreement.
“Existing Senior Notes” means Borrower’s 6% 2017 Senior Notes due May 15, 2017 in the aggregate original face amount of $360 million.
“Facility Fee” has the meaning assigned to such term in Section 2.11.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Financial Officer” means the chief financial officer, principal accounting officer or treasurer of the Borrower.

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“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Funding Office” means, for each Currency, the Funding Office set forth in respect thereof in the Administrative Schedule.
“Funding Time” means, for each Currency, the Funding Time set forth in respect thereof in the Administrative Schedule.
“GAAP” means generally accepted accounting principles in the United States of America.
“Government Authority” means the government of the United States or any other nation, or any state, regional or local political subdivision or department thereof, and any other governmental or regulatory agency, authority, body, commission, central bank, board, bureau, organ, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether federal, state, local or foreign (including supra-national bodies such as the European Union or the European Central Bank).
“Governmental Authorization” means any permit, license, registration, authorization, plan, directive, accreditation, consent, order or consent decree of or from, or notice to, any Government Authority.
“Hazardous Materials” means (i) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”, or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any facility of the Borrower or any of its Subsidiaries or to the indoor or outdoor environment.
“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture,

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possession, storage, holding, presence, existence, location, release, threatened release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
“Indebtedness” means, with respect to any Person, without duplication, the obligations of such Person of the types described in clauses (a) through (f) in the definition of Total Debt.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Ineligible Institution” means (a) the Borrower or any of its Affiliates, (b) a natural person or (c) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consists of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.
“Insurance Subsidiary” means any Subsidiary which is engaged in the insurance business.
“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.06.
“Interest Payment Date” means (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the Maturity Date, (b) as to any LIBOR Loan, EURIBOR Loan or CDOR Loan having an Interest Period of three months or less, the last day of such Interest Period and (c) as to any LIBOR Loan, EURIBOR Loan or CDOR Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.
“Interest Period” means, with respect to any LIBOR Loan, EURIBOR Loan or CDOR Loan:
(a)    initially, the period commencing on the date of such Borrowing and ending one, two, three or six months thereafter, as the Borrower may elect; and
(b)    thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending one, two, three or six months thereafter, as the Borrower may elect;

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provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date and (iii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Screen Rate”, with respect to any LIBOR Loan denominated in any Currency, any EURIBOR Loan or any CDOR Loan, in each case for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such Interest Period and (b) the applicable Screen Rate for the shortest period for which a Screen Rate is available that is longer than such Interest Period, in each case as of the Specified Time on the Quotation Day.
“IRS” means the United States Internal Revenue Service.
“Issuing Bank” means each of JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“Judgment Currency” has the meaning ascribed to such term in Section 9.16(b).
“Kemper Direct” means the business of the Borrower or its Subsidiaries which marketed policies in respect of automobile and homeowners insurance directly to consumers primarily through direct mail, websites and web insurance portals, "click-throughs", radio advertising and employee-sponsored voluntary benefit programs.
“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“Lender Party” means the Administrative Agent, the Issuing Banks and each other Lender.

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“Lenders” means the Persons listed on Schedule I and any other Person that shall have become a party hereto pursuant to (i) an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption, and (ii) Section 2.08(d).
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“Leverage Ratio” has the meaning set forth in Section 6.06.
“LIBOR”, when used in reference to any Loan, refers to whether such Loan is bearing interest at a rate determined by reference to the Adjusted LIBO Rate or the LIBO Rate.
“LIBO Rate”, with respect to any LIBOR Loan denominated in any currency for any Interest Period, means the applicable Screen Rate as of the Specified Time on the Quotation Day.
“License” means any license, certificate of authenticity, permit or other authorization which is required to be obtained from a Government Authority in connection with the operation, ownership or transaction of insurance business.
“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“London Banking Day” means any day on which banks in London are open for general banking business, including dealings in foreign currency and exchange.
“Margin Stock” has the meaning set forth in Section 3.15.
“Material Portion” means the amount of property or other assets owned, leased or operated by the Borrower and its Subsidiaries which represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the most recent publicly filed consolidated financial statements of the Borrower and its Subsidiaries.
“Materially Adverse Effect” means a material adverse effect on (a) the business, properties or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its material obligations under the Credit Documents, or (c) the validity or enforceability of any of the Credit Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.
“Maturity Date” means June 2, 2020.
“Maximum Rate” has the meaning set forth in Section 9.13.

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“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.
“Necessary Authorizations” means all authorizations, consents, permits, approvals, licenses, and exemptions from, and all filings and registrations with, and all reports to, any governmental or other regulatory authority whether federal, state, or local, and all agencies thereof, necessary for the conduct of the businesses and the ownership (or lease) of the properties and assets of the Borrower or any of its Subsidiaries.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16).
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Participant” has the meaning set forth in Section 9.04.
“Participant Register” has the meaning set forth in Section 9.04(c).
“Participating Member States” means each country that adopts or has adopted the euro as its currency in accordance with EMU Legislation.
“Payment Office” means, for each Currency, the Payment Office set forth in respect thereof in the Administrative Schedule.
“Payment Time” means. for each Currency, the Payment Time set forth in respect thereof in the Administrative Schedule.
“Permitted Lien” means, as applied to any Person:
(a)    Any Lien in favor of the Administrative Agent and the Lenders given to secure the Borrower’s obligations under the Credit Documents;
(b)    (i) Liens on real estate for real estate taxes not yet delinquent and (ii) Liens for taxes, assessments, governmental charges, levies, or claims not yet delinquent or the

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non payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on such Person’s books, but only so long as no foreclosure, distraint, sale, or similar Proceedings have been commenced with respect thereto and remain unstayed for a period of thirty (30) days after their commencement;
(c)    (i) Statutory Liens of landlords and (ii) Liens of carriers, warehousemen, mechanics, laborers, and materialmen incurred in the ordinary course of business for sums which are not overdue for a period of more than 60 days or are being diligently contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefor;
(d)    Liens incurred and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), leases and surety, appeal, customs or performance bonds and deposits to secure letters of credit issued to support or otherwise provided in connection with such matters;
(e)    Limitations on the transfer of assets imposed by any federal, state or local statute, regulation or ordinance applicable to such Person;
(f)    Easements, rights-of-way, restrictions, and other similar encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of such Person, or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness or other extensions of credit and which do not in the aggregate materially detract from the value of such properties or materially impair their use in the operation of the business of such Person;
(g)    Liens securing Indebtedness of Subsidiaries of the Borrower in an aggregate principal amount not to exceed the amount permitted pursuant to subsection 6.02 hereof;
(h)    Judgment Liens against assets of the Borrower and its Subsidiaries arising in connection with judicial Proceedings which do not secure an amount in excess of $100,000,000;
(i)    Liens securing Indebtedness of the Borrower to the extent that such Indebtedness is ratably secured with the Borrower’s obligations under the Credit Documents and ranks pari passu at all times with such obligations;
(j)    Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;
(k)    Normal and customary rights of setoff upon deposits of cash in favor of banks or other depositary institutions;

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(l)    Liens of sellers of goods to the Borrower or any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business;
(m)    Liens in favor of the Borrower granted by a Subsidiary of the Borrower;
(n)    Liens on assets acquired after the date hereof securing Indebtedness incurred to finance the acquisition, construction or improvement of such assets (or, in the case of improvements, constructed) by the Borrower or any Subsidiary thereof (including Liens with respect to warranty claims, indemnity rights or other contractual rights under the purchase agreements relating thereto and all proceeds of the foregoing); provided that (i) such Liens only secure Indebtedness not prohibited by Section 6.02 hereof, (ii) such Liens are incurred, and the Indebtedness secured thereby is created, within 180 days after such acquisition, construction or improvement is completed, (iii) the Indebtedness secured thereby does not exceed the cost of such assets at the time of such acquisition, construction or improvement, and (iv) such Liens do not apply to any other property or assets of the Borrower or any Subsidiary thereof;
(o)    Liens against the assets of the Borrower or its Subsidiaries subject to the terms of securities lending transactions in the ordinary course of business;
(p)    Liens granted in connection with a Permitted Securitization; provided, that such Liens do not encumber any property other than the Margin Stock, receivables or other insurance company assets made subject to such transaction and the proceeds thereof;
(q)    Capitalized Lease Obligations of the Borrower in an aggregate amount outstanding from time to time not to exceed $25,000,000;
(r)    Liens on the assets of Borrower’s Subsidiaries as described on Schedule 6.03 hereto;
(s)    Liens on Margin Stock; and
(t)    other Liens on real or personal property (other than Liens on any equity securities issued by Trinity or United Insurance) of the Borrower or any Subsidiary of the Borrower securing obligations of the Borrower or any Subsidiary of the Borrower so long as the aggregate amount of the obligations secured thereby does not exceed, in the aggregate, $25,000,000 at any one time outstanding; provided, that the obligations of Subsidiaries of the Borrower secured by Liens permitted by this clause (t) shall not exceed $5,000,000 in the aggregate at any one time outstanding.
“Permitted Securitization” means the securitization or similar non-recourse financing of receivables, insurance policies or other assets, in each case by the Borrower or any of its Subsidiaries through a transfer, sale or other disposition (including the granting of a security interest) thereof by the Borrower or such Subsidiary to one or more direct or indirect special purpose Subsidiaries of the Borrower.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Government Authority or other entity.

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“Plan” means an employee benefit plan within the meaning of Section 3(3) of ERISA maintained by the Borrower or any ERISA Affiliate for employees of the Borrower or any ERISA Affiliate and with respect to which the Borrower could reasonably be expected to have any liability.
“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
“Pounds Sterling” means British Pounds Sterling, the lawful currency of the United Kingdom.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.
“Quotation Day” means, in respect of (a) the determination of the LIBO Rate for any Interest Period for Loans in US Dollars or in any Available Foreign Currency (other than Pounds Sterling), the day which is (i) at least two London Banking Days prior to the first day of such Interest Period and (ii) a day on which banks are open for general banking business in the city which is the principal financial center of the country of such Available Foreign Currency; (b) any Interest Period for the euro, the day which is two Target Operating Days prior to the first day of such Interest Period; and (c) any Interest Period for Pounds Sterling or Canadian Dollars, the first day of such Interest Period; in each case, unless market practice differs for loans in the applicable Currency priced by reference to rates quoted in the relevant interbank market, in which case the Quotation Day for such Currency shall be determined by the Administrative Agent in accordance with market practice for such loans priced by reference to rates quoted in the relevant interbank market (and if quotations would normally be given by leading banks for such loans priced by reference to rates quoted in the relevant interbank market on more than one day, the Quotation Day shall be the last of those days).
“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank.
“Register” has the meaning set forth in Section 9.04.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

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“Reportable Event” is defined in Section 4043(c) of ERISA.
“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.
“Reserve National” means Reserve National Insurance Company, an Oklahoma corporation and a Wholly-Owned Subsidiary of the Borrower.
“Restricted Payment” means any direct or indirect distribution, dividend or other payment to any Person on account of any capital stock or other equity securities of the Borrower, or in connection with any tax sharing agreement (other than tax sharing agreements having the Borrower or one of its Subsidiaries as the tax paying entity under such agreement).
“Restricted Purchase” means any payment on account of the purchase, redemption or other acquisition or retirement of any capital stock or other securities of, the Borrower.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.
“Revolving Loan” means a Loan made pursuant to Section 2.01.
“Risk-Based Capital Ratio” means the risk-based capital ratio of any applicable Person adopted from time to time by the National Association of Insurance Commissioners or by the state department of insurance of the state of domicile of the insurance company in question. In the event that there is a conflict between the risk-based capital ratio formulae adopted by the National Association of Insurance Commissioners and any applicable state department of insurance, the formula adopted by such state department of insurance shall be the applicable formula for purposes of this Agreement.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

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“S&P” means Standard & Poor’s Financial Services LLC, a part of McGraw-Hill Financial and any successor thereto.
“SAP” means, with respect to any insurance company, statutory accounting practices prescribed or permitted by the National Association of Insurance Commissioners and, as applicable, the state department of insurance of the state of domicile of such insurance company for the preparation of financial statements and reports by insurance companies of the same type as such insurance company.
“Schedule Amendment” means each Schedule Amendment, substantially in the form of Exhibit E hereto, executed and delivered pursuant to subsection 9.02.
“Screen Rate” means, (a) in respect of the LIBO Rate for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in the applicable Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently LIBOR01 or LIBOR02) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion, (b) in respect of the EURIBO Rate for any Interest Period, the percentage per annum determined by the Banking Federation of the European Union for such Interest Period as set forth on the Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion, and (b) in respect of the CDO Rate for any Interest Period, the average rate for bankers acceptances with a tenor equal to the relevant period as displayed on the Reuters screen page that displays such rate (currently CDOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); provided that if the Screen Rate, as determined above, shall be less than zero, the Screen Rate shall for all purposes of this Agreement be zero. If, as to any Currency, no Screen Rate shall be available for a particular Interest Period but Screen Rates shall be available for maturities both longer and shorter than such Interest Period, then the Screen Rate for such Interest Period shall be the Interpolated Screen Rate.
“Singleton Family” means (a) Christina Singleton Mednick and William W. Singleton (as identified in that certain Schedule 13D/A filed with the United States Securities and Exchange Commission on July 14, 2010 with respect to the Borrower by the Singleton Group LLC (the “Singletons”)), (b) all descendants of the Singletons and the spouse of any such descendant (the “Singleton Descendants”), (c) the holders of record from time to time of membership interests in Singleton Group, LLC and the spouse of any such holder (the “Singleton Group Members”), (d) all descendants of the Singleton Group Members and the spouse of any such descendant (the “Singleton Group Descendants” and, together with the Singletons, the Singleton Descendants and the Singleton Group Members, the “Singleton Persons”), (e) all trusts of which a Singleton Person is a beneficiary or trustee and the trustees of any such trust, (f) the estate of any Singleton Person, (g) all partnerships, limited liability companies and other entities

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in which any one or more of the class consisting of the Persons listed in the preceding clauses (a) through (f) shall have in excess of fifty percent (50%) of the total voting power and the managers of any such entities (in their capacity as such), and (h) the Affiliates and Associates of the Persons identified in the foregoing clauses (a) through (g). For purposes of this definition, a Person shall be treated as holding voting power or an equity interest to the extent such power or interest is held directly or indirectly through a corporation, partnership, estate, trust or other entity. For purposes of this definition “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.
“Specified Time” means (a) with respect to the LIBO Rate, 11:00 a.m., London time, (b) with respect to the EURIBO Rate, 11:00 a.m. Frankfurt time and (c) with respect to the CDO Rate, 10:15 a.m. Toronto time.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for prorations, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation unless available to all of the Lenders. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Pounds Sterling” means British Pounds Sterling, the lawful currency of the United Kingdom.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Borrower.
“Surplus Notes” means unsecured notes or debentures or contribution certificates issued by an insurance company that (i) are subordinated to policyholders and senior indebtedness of such insurance company, (ii) are subordinated to the indebtedness under this Agreement, on terms and conditions reasonably satisfactory to the Administrative Agent, (iii)

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require the prior approval of the insurance department of the issuer’s state of domicile for the payment of principal or interest, and (iv) receive equity treatment for all or a portion of the principal amount thereof under SAP.
“Target Operating Day” means any day that is a London Banking Day and is not (a) a Saturday or Sunday, (b) Christmas Day or New Year’s Day or (c) any other day on which the Trans-European Real-time Gross Settlement Operating System (or any successor settlement system) is not operating (as determined by the Administrative Agent).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Total Capitalization” means as of any date, the sum of (a) the Borrower’s Consolidated Net Worth and (b) without duplication, Total Debt.
“Total Debt” means, with respect to the Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP, (a) indebtedness created, issued or incurred by any such Person for borrowed money (whether by loan or the issuance and sale of debt securities), but excluding customer deposits, investment accounts and certificates and non-recourse indebtedness incurred in connection with Permitted Securitizations; (b) obligations of any such Person to pay the deferred purchase or acquisition price of property or services, other than (i) trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, (ii) earn-out obligations contingent upon performance of an acquired business, except to the extent such obligations would be required to be reflected on a consolidated balance sheet of Borrower prepared in accordance with GAAP, (iii) accruals for payroll and other liabilities accrued in the ordinary course of business and (iv) accruals in respect of obligations arising under deferred compensation plans; (c) indebtedness of others secured by a Lien on the property of any such Person, whether or not the respective indebtedness so secured has been assumed by any such Person; (d) reimbursement obligations of any such Person in respect of amounts drawn on any letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of any such Person; (e) Capitalized Lease Obligations of any such Person; and (f) indebtedness of others of the types described in clauses (a), (b), (d) and (e) of this definition of Total Debt guaranteed by any such Person, or obligations incurred by direct or indirect special purpose Subsidiaries of the Borrower in connection with any Permitted Securitization guaranteed by any such Person. Notwithstanding the foregoing, for the purposes of determining compliance with the Leverage Ratio set forth in Section 6.06 hereof only, Borrower may, once during the term of this Agreement, notify the Administrative Agent that it has issued Indebtedness or securities for the purpose of redeeming, defeasing or otherwise discharging or satisfying the Existing Senior Notes, and, during the period commencing upon delivery of such notice and ending on the earlier to occur of (i) 120 days following the date of issuance of such Indebtedness or securities and (ii) the date any other existing Indebtedness of Borrower of a substantially similar or greater amount is repaid, defeased, retired, discharged or otherwise satisfied, “Total Debt” shall be determined at any time by subtracting therefrom the amount of the net proceeds realized by Borrower from the issuance of such Indebtedness or securities which are held by Borrower in the form of cash or Cash Equivalents. During such period, Borrower shall provide Agent and Lenders with a report

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outlining the aggregate amount of cash and Cash Equivalents then held by Borrower promptly following the request of Agent or any Lender. For the avoidance of doubt, (x) Borrower may net such cash and Cash Equivalents against the amount of its Indebtedness in computing the Leverage Ratio as described herein only once during the term of this Agreement in connection with Indebtedness or securities issued in connection with the planned redemption, defeasance, discharge or satisfaction of the Existing Senior Notes, for not more than two consecutive fiscal quarters beginning with the fiscal quarter in which such proceeds were received by Borrower, (y) such cash and Cash Equivalents shall not be subtracted in calculating Total Debt when computing the Leverage Ratio for purposes of determining the Applicable Rate pursuant to Schedule 1.01 and (z) the amount to be netted shall not exceed the amount required for the redemption, defeasance, discharge or satisfaction of the Existing Senior Notes.
“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act of 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992 and came into effect on November 1, 1993), as amended from time to time.
“Trinity” means Trinity Universal Insurance Company, a Texas corporation and a Wholly-Owned Subsidiary of the Borrower.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the LIBO Rate, the EURIBO Rate, the CDO Rate or the ABR.
“United Insurance” means United Insurance Company of America, an Illinois corporation and a Wholly-Owned Subsidiary of the Borrower.
“US Dollars” and “$” means US Dollars in lawful currency of the United States.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.18(f)(ii)(B)(3).
“Wholly-Owned Subsidiary” of a Person means (a) any subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled (other than in the case of Foreign Subsidiaries, directors’ qualifying shares and/or

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other nominal amounts of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).
SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “LIBO Rate Loan”), and Borrowings also may be classified and referred to by Type (e.g., a “LIBO Rate Borrowing”).
SECTION 1.03.    Terms Generally. The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (f) whenever any deadline for the delivery of any notice, report or document falls on a day other than a Business Day, such deadline shall be extended to the next succeeding Business Day.
SECTION 1.04.    Accounting Terms; GAAP and SAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or SAP, as applicable, in each case as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or SAP, as applicable, or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or SAP, as applicable, or in the application thereof, then the parties hereto shall negotiate in good faith to amend such provision in order to preserve the original intent thereof and until then such provision shall be interpreted on the basis of GAAP or SAP, as applicable, as in effect and applied immediately before such change shall have become effective (during which time the Borrower shall provide reconciliation statements together with its financial statements to the extent applicable) until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or update having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined

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therein, or (ii) any changes in accounting for leases pursuant to SAP or GAAP (including from the implementation of proposed Accounting Standards Update Leases (Topic 840) issued August 17, 2010, or any successor or related proposal); provided that following the occurrence of any changes described in clause (ii) above, to the extent applicable, the Borrower shall deliver to the Administrative Agent, together with each certificate delivered pursuant to Section 5.12 hereof, a schedule describing the effect of clause (ii) on the leases of the Borrower and its Subsidiaries.
ARTICLE II
The Credits
SECTION 2.01.    Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period on the date requested by Borrower in accordance with Section 2.03 hereof, in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (b) the sum of the total Revolving Credit Exposures exceeding the total Commitments and (c) the aggregate amount of the Available Foreign Currency Exposure exceeding the Available Foreign Currency Exposure Cap. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. There were no Revolving Loans outstanding under the Existing Credit Agreement immediately prior to the Effective Date.
SECTION 2.02.    Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    The Revolving Loans shall be made in US Dollars or, subject to the limitation on the Available Foreign Currency Exposure set forth in Section 2.01, any Available Foreign Currency and, in each case, may from time to time be (i) in the case of Loans denominated in US Dollars, LIBOR Loans or ABR Loans, (ii) in the case of Loans denominated in euro, EURIBOR Loans, (iii) in the case of Loans denominated in Canadian Dollars, CDOR Loans and (iv) in the case of Loans denominated in Pounds Sterling, LIBOR Loans, as determined by the Borrower and set forth in the Notice of Borrowing with respect thereto; provided, that no LIBOR Loan, EURIBOR Loan or CDOR Loan shall be made after the day that is one month prior to the Maturity Date. Subject to Section 2.20(a), to the extent applicable, each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing (other than conversions or continuations of existing Borrowings), such Borrowing shall be (i) if in US Dollars, in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000, and (ii) if in any Available Foreign Currency, in an

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aggregate amount in such Available Foreign Currency of which the Dollar Equivalent Amount is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made (other than conversions or continuations of existing Borrowings), such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of seven Eurocurrency Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03.    Requests for Revolving Borrowings. To request a Revolving Borrowing in any Currency, the Borrower shall notify the Administrative Agent of such request by telephone by the time specified and as otherwise directed in the Administrative Schedule. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic mail to the Administrative Agent of a written Borrowing Request in the form of Exhibit B attached hereto and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the aggregate amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing, a LIBOR Borrowing, a CDOR Borrowing or a EURIBOR Borrowing;
(iv)    in the case of a Eurocurrency Borrowing, (A) the Currency of such Borrowing, and (B) the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no Currency is specified with respect to any requested Eurocurrency Revolving Borrowing, then the Borrower shall be deemed to have selected a Borrowing in US Dollars. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04.    Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit

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denominated in US Dollars as the applicant thereof, for the support of its or its Subsidiaries obligations, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, the Issuing Banks shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit (other than an automatic renewal permitted pursuant to paragraph (k) of this Section)), the Borrower shall hand deliver (or transmit by electronic mail) to the Issuing Bank selected by it (subject to clause (i) below) and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days or such lesser period to which such Issuing Bank may consent) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure of each Issuing Bank shall not exceed $7,500,000 unless agreed to by such Issuing Bank in its sole discretion, provided that the aggregate LC Exposure of all Issuing Banks shall not exceed $15,000,000 and (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Commitments.
(c)    Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Letter of Credit may expire on a date that is later than the date referred to in clause (ii) subject to paragraphs (j) and (k) of this Section.
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Banks or the Lenders, each Issuing Bank hereby grants to each Lender, and each Lender

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hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of each Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then (subject to paragraph (h) below) not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Banks for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability

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of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by electronic mail) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest

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accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)    Replacement of an Issuing Bank. Each Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(j)    Cash Collateralization. If (i) any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 105% of the LC Exposure as of such date plus any unpaid interest that accrued through such date in respect of unreimbursed LC Disbursements; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Article VII or (ii) any Letter of Credit shall have an expiration date after the Maturity Date, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 105% of the face amount of such Letter of Credit on the date five Business Days prior to the Maturity Date. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to

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provide an amount of cash collateral hereunder whether as a result of the occurrence of an Event of Default, pursuant to Section 2.09(a) hereof or otherwise, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default or other conditions giving rise to the cash collateral requirement have been cured or waived.
(k)    Evergreen Letters of Credit. If the Borrower so requests in any applicable Letter of Credit application, a Letter of Credit may contain automatic extension provisions; provided that any such Letter of Credit must permit the applicable Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by an Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once such a Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date in accordance with paragraph (c) of this Section; provided, however, that such Issuing Bank shall not permit any such extension if (i) such Issuing Bank has determined that it would not be permitted or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (ii) it has received notice on or before the day that is five Business Days before the required notice date from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and directing such Issuing Bank not to permit such extension, and the Administrative Agent has determined, in good faith, that such condition or conditions have not, in fact, been satisfied.
SECTION 2.05.    Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the requested Currency by the applicable Funding Time to the account of the Administrative Agent, in each case as set forth on Schedule II hereto or as otherwise most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the

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Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.06.    Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. The Borrower may not convert Eurocurrency Revolving Loans outstanding in one Currency to Eurocurrency Revolving Loans of a different Currency other than by repaying such Eurocurrency Revolving Loans in the first Currency and borrowing Eurocurrency Revolving Loans of such different Currency in accordance with the applicable provisions of this Agreement.
(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic mail to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and
(iv)    if the resulting Borrowing is a Eurocurrency Borrowing, the Currency and the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

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If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify a Currency, then the Borrower shall be deemed to have selected a Loan denominated in US Dollars.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.07.    Termination and Reduction of Commitments; Increase in Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.
(b)    The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the Revolving Credit Exposures would exceed the total Commitments.
(c)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of specified transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
(d)    On up to five occasions after the Effective Date, the Borrower at its option may, from time to time, seek to increase the total Commitments by up to an aggregate amount of

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$75,000,000 (resulting in maximum total Commitments of $300,000,000) upon at least three (3) Business Days’ prior written notice to the Administrative Agent, which notice shall specify the amount of any such increase (which shall not be less than $10,000,000) and shall certify that no Default has occurred and is continuing. After delivery of such notice, the Administrative Agent or the Borrower, in consultation with the Administrative Agent, may offer the increase (which may be declined by any Lender in its sole and absolute discretion) in the total Commitments on either a ratable basis to the Lenders or on a non pro-rata basis to one or more lenders and/or to other lenders or entities reasonably acceptable to the Administrative Agent and the Borrower. No increase in the total Commitments shall become effective until the Lenders (whether existing Lenders or new lenders) extending such incremental Commitment amount and the Borrower shall have delivered to the Administrative Agent a document in form and substance reasonably satisfactory to the Administrative Agent pursuant to which (i) any such existing Lender agrees to the amount of its Commitment increase, (ii) any such new Lender agrees to its Commitment amount and agrees to assume and accept the obligations and rights of a Lender hereunder, (iii) the Borrower accepts such incremental Commitments, (iv) the effective date of any increase in the Commitments is specified and (v) the Borrower certifies that on such date the conditions for a new Loan set forth in Section 4.02 are satisfied. Upon the effectiveness of any increase in the total Commitments pursuant hereto, (i) each Lender (new or existing) shall be deemed to have accepted an assignment from the existing Lenders, and the existing Lenders shall be deemed to have made an assignment to each new or existing Lender accepting a new or increased Commitment, of an interest in each then outstanding Revolving Loan (in each case, on the terms and conditions set forth in the Assignment and Assumption) and (ii) the LC Exposure of the existing and new Lenders shall be automatically adjusted such that, after giving effect to such assignments and adjustments, all Revolving Credit Exposure hereunder is held ratably by the Lenders in proportion to their respective Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for, and substantially contemporaneously with the payment to the assigning Lenders of, the principal amount assigned plus accrued and unpaid interest and facility and Letter of Credit fees. Payments received by assigning Lenders pursuant to this Section in respect of the principal amount of any Eurocurrency Loan shall, for purposes of Section 2.15 be deemed prepayments of such Loan. Any increase of the total Commitments pursuant to this Section shall be subject to receipt by the Administrative Agent from the Borrower of such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request. No consent of any Lender (other than the Lenders agreeing to new or increased Commitments) shall be required for any incremental Commitment provided or Loan made pursuant to this Section 2.08(d).
SECTION 2.08.    Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable

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thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in the form of note attached hereto as Exhibit C. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.
SECTION 2.09.    Borrower Controls on Exposure; Calculation of Exposure; Prepayment if Exposure Exceeds Cap.
(a)    If at any time the aggregate Revolving Credit Exposure of the Lenders exceeds the aggregate Commitments of the Lenders, the Borrower shall immediately prepay the Revolving Loans in the amount of such excess. To the extent that, after the prepayment of all Revolving Loans an excess of the Revolving Credit Exposure over the aggregate Commitments still exists, the Borrower shall promptly cash collateralize the Letters of Credit in the manner described in Section 2.04(j) in an amount sufficient to eliminate such excess.
(b)    The Borrower will monitor its borrowings and repayments of Loans, with the object of preventing any Borrowing Request that would result in the aggregate amount of the Revolving Credit Exposure of the Lenders being in excess of the aggregate Commitments of the Lenders or the aggregate amount of the Available Foreign Currency Exposure being in excess of the Available Foreign Currency Exposure Cap and shall use commercially reasonable efforts to promptly identify and remedy any circumstance where, by reason of changes in exchange rates, the aggregate amount of the Available Foreign Currency Exposure exceeds the Available Foreign Currency Exposure Cap. In the event that at any time the Borrower determines that the aggregate amount of the Available Foreign Currency Exposure exceeds the Available Foreign Currency Exposure Cap by more than 5%, the Borrower will, as soon as practicable but in any event within five Business Days of making such determination, make such repayments or prepayments of Eurocurrency Revolving Loans as shall be necessary to cause the aggregate amount of the Available Foreign Currency Exposure to no longer exceed the Available Foreign Currency Exposure Cap.
(c)    The Administrative Agent will calculate the aggregate amount of the Available Foreign Currency Exposure from time to time, and in any event not less frequently than once during each calendar week. Upon making each such calculation, the Administrative

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Agent will inform the Borrower of the results thereof and, upon the request of any Lender, inform such Lender of the results thereof.
(d)    In the event that on any date the Administrative Agent calculates that the aggregate amount of the Available Foreign Currency Exposure exceeds the Available Foreign Currency Exposure Cap by more than 5%, the Administrative Agent will give notice to such effect to the Borrower. Within five Business Days after receipt of any such notice, the Borrower will, as soon as practicable but in any event within five Business Days of receipt of such notice, make such repayments or prepayments of Loans (without premium or penalty) as shall be necessary to cause the aggregate amount of the Available Foreign Currency Exposure to no longer exceed the Available Foreign Currency Exposure Cap.
(e)    Any prepayment required to be made pursuant to this Section 2.09 shall be accompanied by payment of accrued interest, if any, pursuant to Section 2.12 in respect of the amount so prepaid.
SECTION 2.10.    Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.
(b)    The Borrower shall notify the Administrative Agent by telephone (confirmed by electronic mail) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08(c). Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.
SECTION 2.11.    Fees. (a) The Borrower agrees to pay a facility fee to the Administrative Agent for the account of each Lender (other than a Defaulting Lender to the extent provided in Section 2.19), which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates (the “Facility Fee”); provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such Facility Fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued Facility Fees shall be payable in arrears on the third

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Business Day following the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any Facility Fees accruing after the date on which the Commitments terminate shall be payable on demand. All Facility Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the applicable Issuing Bank a fronting fee, which shall accrue at a rate per annum of 0.125% on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to each Issuing Bank, in the case of fees payable to it) for distribution, in the case of Facility Fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
SECTION 2.12.    Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the ABR plus the Applicable Rate.
(b)    The Loans comprising each LIBOR Borrowing shall bear interest (i) if denominated in US Dollars, at the Adjusted LIBO Rate, and (ii) in denominated in a Currency other than US Dollars, the LIBO Rate, in each case for the Interest Period in effect for such Borrowing plus the Applicable Rate.

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(c)    The Loans comprising each EURIBOR Borrowing shall bear interest at the EURIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(d)    The Loans comprising each CDOR Borrowing shall bear interest at the CDO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(e)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(f)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, upon the final maturity thereof and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(g)    All interest hereunder shall be computed on the basis of a year of 360 days and payable for the actual number of days elapsed (including the first day but excluding the last day), except that (i) interest computed by reference to the ABR at times when the ABR is based on the Prime Rate and (ii) interest on Loans denominated in Pounds Sterling shall in each case be computed on the basis of a year of 365 days (or 366 days in a leap year) and payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.13.    Inability to Determine Interest Rates. If on or prior to the Quotation Day for any Interest Period in respect of any Eurocurrency Loans:
(i)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market generally, the Administrative Agent cannot ascertain the LIBO Rate, the EURIBO Rate or the CDO Rate, as applicable, in accordance with this Agreement for such affected Currency or such affected Interest Period; or
(ii)    the Administrative Agent is advised by the Required Lenders that the LIBO Rate, the EURIBO Rate or the CDO Rate, as applicable, determined or to be determined for such affected Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans included in such affected Interest Period;

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then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or electronic mail as promptly as practicable thereafter. If such notice is given, then (i) any LIBOR Loans, EURIBOR Loans or CDOR Loans requested to be made in such affected Currency on the first day of such affected Interest Period shall be made as ABR Loans in US Dollars in a Dollar Equivalent Amount, (ii) any Loans that were to have been converted on the first day of such affected Interest period from ABR Loans to LIBOR Loans in such Affected Currency shall be continued as ABR Loans and (iii) any LIBOR Loans, EURIBOR Loans or CDOR Loans in such affected Currency that were to have been continued as such shall be converted, on the first day of such Interest Period, to ABR Loans in US Dollars in a Dollar Equivalent Amount. Until such notice has been withdrawn by the Administrative Agent, no further LIBOR Loans, EURIBOR Loans or CDOR Loans, as applicable, in such affected Currency shall be made or continued as such.
SECTION 2.14.    Substitution of Euro for National Currency. If any Available Foreign Currency is replaced by the euro, unless otherwise agreed by the Borrower, the Administrative Agent and the Lenders, the euro may be tendered in satisfaction of any obligation denominated in such Available Foreign Currency at the conversion rate specified in, or otherwise calculated in accordance with, the regulations adopted by the Council of the European Union relating to the euro. No replacement of an Available Foreign Currency by the euro shall discharge, excuse or otherwise affect the performance of any obligation of the Borrower under this Agreement.
SECTION 2.15.    Unavailability of Available Foreign Currency. If on any Quotation Day (a) a Lender notifies the Administrative Agent that the Available Foreign Currency requested is not readily available to it in the amount required or (b) a Lender notifies the Administrative Agent that compliance with its obligation to participate in a Loan in the proposed Available Foreign Currency would contravene a law or regulation applicable to it, the Administrative Agent will give notice to the Borrower to that effect by 9:00 a.m., New York time, on that day. In this event, any Lender that gives notice pursuant to this Section 2.15 will be required to participate in the Loan in US Dollars (in an amount equal to the Dollar Equivalent Amount) and its participation will be treated as a separate Loan denominated in US Dollars during that Interest Period.
SECTION 2.16.    Increased Costs. (a) If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank which is not otherwise included in the determination of the LIBO Rate, the EURIBO Rate or the CDO Rate, as the case may be;
(ii)    impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or

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(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting into, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or an Issuing Bank setting forth the reason(s) and the calculation of the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section in reasonable detail shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

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SECTION 2.17.    Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (other than lost profits). In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.18.    Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Government Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.18) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Government Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Government Authority pursuant to this Section 2.18, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Government Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

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(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

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(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    In the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender

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becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.18 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Government Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

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(h)    Survival. Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.
(i)    Defined Terms. For purposes of this Section 2.18, the term “Lender” includes any Issuing Bank and the term “Applicable Law” includes FATCA.
(j)    FATCA. For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Amended and Restated Credit Agreement, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Credit Agreement and/or any Loan as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
SECTION 2.19.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) in immediately available funds, without set off or counterclaim. All payments in respect of Loans in any Currency shall be made in such Currency and in immediately available funds at or prior to the Payment Time, for Loans of such Currency, on the due date thereof. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the applicable Payment Office except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.16, 2.17, 2.18 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder in respect of any Loan shall be made in the Currency in which such Loan was denominated.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)    If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender,

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then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements of other Lenders without recourse or warranty from the other Lenders except as contemplated by Section 9.04 in respect of assignments to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d) or (e), 2.05(b), 2.19(d) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or the Issuing Banks to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

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SECTION 2.20.    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Government Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.16 or 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If (i) any Lender requests compensation under Section 2.16, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Government Authority for the account of any Lender pursuant to Section 2.18, (iii) any Lender becomes a Defaulting Lender, or (iv) any Lender does not consent to a proposed amendment, waiver, discharge or termination with respect to any Credit Document that has been consented to by the Required Lenders, but which otherwise required consent of all Lenders or of all Lenders affected thereby, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.16 or 2.18) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld, delayed or conditioned, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 2.21.    Defaulting Lenders.
Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    Facility Fees shall cease to accrue pursuant to Section 2.11(a) on the portion of the Commitment of such Defaulting Lender in excess of the Revolving Credit Exposure of such Defaulting Lender;

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(b)    the Commitments, LC Exposure and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;
(c)    if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:
(i)    all or any part of such LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only (x) to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Credit Exposure to exceed its Commitment and (y) the conditions set forth in Section 4.02 are satisfied at such time;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within two Business Days following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;
(iii)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or
(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Banks or any other Lender hereunder, all Facility Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks until such LC Exposure is cash collateralized and/or reallocated; and
(d)    so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the

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Borrower in accordance with Section 2.21(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank has a reasonable good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, then such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Borrower or such Lender, satisfactory to such Issuing Bank, to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, the Borrower and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage (as determined prior to such Lender becoming a Defaulted Lender but after giving effect to any Commitment reductions or increases in accordance with the terms hereof).
ARTICLE III
Representations and Warranties
The Borrower represents and warrants to the Administrative Agent and the Lenders that:
SECTION 3.01.    Organization; Power; Qualification. Each of the Borrower and its Subsidiaries is duly organized, validly existing, and in good standing under the laws of its state of organization, has the power and authority, corporate and otherwise, to own or lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted. Each such Person is duly qualified and is in good standing as a foreign organization, and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except where the failure to so qualify could not reasonably be expected to have a Materially Adverse Effect.
SECTION 3.02.    Authorization; Enforceability. The Borrower has the corporate power, and has taken all necessary corporate action to authorize it to execute, deliver, and perform this Agreement and each of the other Credit Documents to which it is a party in accordance with the terms thereof and to consummate the transactions contemplated hereby and thereby. This Agreement and promissory notes delivered hereunder have been duly executed and delivered by the Borrower, and each of this Agreement and the other Credit Documents to which the Borrower is a party is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to the following qualifications: (a) the discretion of any court in awarding equitable remedies, and (b) bankruptcy,

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insolvency, liquidation, reorganization, moratorium, reconstruction, and other similar laws or legal or equitable principles affecting enforcement of creditors’ rights generally.
SECTION 3.03.    Subsidiaries. Set forth on Schedule 3.03 is a complete and correct list, as of the date hereof, of all Subsidiaries of the Borrower and a corporate structure chart, as of the date hereof, reflecting the ownership of the Subsidiaries of the Borrower. The Borrower owns, free and clear of all Liens (other than (x) in the case of Subsidiaries other than Trinity and United Insurance, Permitted Liens, and (y) in the case of Trinity and United Insurance, Liens specified in clauses (a), (b)(ii), (e) and (h) of the definition of Permitted Liens), all outstanding shares of its direct Subsidiaries and all such shares are validly issued, fully paid and non-assessable.
SECTION 3.04.    Compliance with Laws. The execution, delivery, and performance of this Agreement and each of the other Credit Documents in accordance with the terms and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate any Applicable Law, or (b) conflict with, result in a breach of, or constitute a default under (i) the certificate or articles of incorporation or by-laws of the Borrower or any of its Subsidiaries or (ii) any indenture, agreement, or other instrument to which the Borrower or any of its Subsidiaries is a party or by which any such Person or any of its properties may be bound, except, with respect to clauses (a) and (b)(ii), where such violation, conflict, breach or default could not reasonably be expected to have a Materially Adverse Effect.
SECTION 3.05.    Necessary Authorizations. The Borrower has secured all material Necessary Authorizations, and all such Necessary Authorizations are in full force and effect. The Borrower is not required to obtain any additional Governmental Authorizations in connection with the execution, delivery, and performance, in accordance with the terms of this Agreement or any other Credit Document, and the Transactions.
SECTION 3.06.    Title to Properties. Each of the Borrower and its Subsidiaries has good title to, or a valid leasehold interest in, or other legal right to use all of the real and personal property necessary for the conduct of its business as currently conducted, subject only to Permitted Liens.
SECTION 3.07.    Taxes. All federal, all material state, and all other material tax returns of the Borrower and each of its Subsidiaries required by law to be filed have been duly filed (except as such returns have been extended in accordance with Applicable Law), and all federal, state, and other taxes, assessments, and other governmental charges or levies upon the Borrower and each of its Subsidiaries and any of their respective properties, income, profits, and assets, which are due and payable as shown on such returns, have been paid, except any such payment of which the Borrower or any of its Subsidiaries, as applicable, is diligently contesting in good faith by proper proceedings and against which adequate reserves are being maintained, and as to which no Lien other than a Permitted Lien has attached. The charges, accruals, and reserves on the books of the Borrower and each of its Subsidiaries in respect of taxes are, in the reasonable judgment of the Borrower, adequate.
SECTION 3.08.    Financial Statements. The Borrower has furnished, or caused to be furnished, to the Lenders audited financial statements as of December 31, 2014, which were

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prepared in accordance with GAAP for the Borrower and its Subsidiaries on a consolidated basis which present fairly, in all material respects, the financial position of the Borrower and its Subsidiaries on a consolidated basis as of such date, and the results of operations for the period then ended. Except as disclosed in such financial statements, neither the Borrower nor any of its Subsidiaries had any material liabilities, contingent or otherwise, and there were no material unrealized or anticipated losses of the Borrower or any of its Subsidiaries, which in any such case would be required to be shown on such financial statements.
SECTION 3.09.    No Material Adverse Change. On the date of this Agreement, since December 31, 2014, there has occurred no event which has had or which could reasonably be expected to have a Materially Adverse Effect.
SECTION 3.10.    Guaranties. The Borrower has not made guaranties of the indebtedness of any Person, except where the obligations of the Borrower thereunder are pari passu with or junior to the Borrower’s obligations under the Credit Documents.
SECTION 3.11.    Litigation. There is no litigation, legal or administrative proceeding, investigation, or other action of any nature pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries which upon adjudication could reasonably be expected to have a Materially Adverse Effect.
SECTION 3.12.    ERISA. The Borrower and its ERISA Affiliates have materially fulfilled their respective obligations under the minimum funding standards of Section 302 of ERISA and Section 412 of the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the Pension Benefit Guaranty Corporation or any Plan (other than to pay premiums or make contributions in the ordinary course of business) and have not been required to give security under Section 436(c) of the Code as a result of any amendment to a Plan. Neither the Borrower nor any ERISA Affiliate is or ever has been a participant in or obligated to make any payment to a Multiemployer Plan. The Borrower and each ERISA Affiliate have complied in all material respects with all requirements of Sections 601 through 608 of ERISA and Section 4980B of the Code.
SECTION 3.13.    Compliance with Law. Each of the Borrower and its Subsidiaries is in material compliance with all Applicable Laws and with all of the provisions of its certificate or articles of incorporation and by-laws or partnership agreement, as the case may be, except for any noncompliance which could not reasonably be expected to have a Materially Adverse Effect.
SECTION 3.14.    Accuracy and Completeness of Information. To the knowledge of the Borrower, all written information, reports, and other papers and data relating to the Borrower or any of its Subsidiaries furnished by Borrower to the Lenders in connection with this Agreement do not contain as of the date furnished any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading (except for (x) projections and other forward-looking information, which the Borrower represents were prepared in good faith based upon assumptions believed to be reasonable at the time, and (y) information of a

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general industry or economic nature). The Administrative Agent and the Lenders understand and acknowledge that forecasts, forward-looking statements and projections are as to future events, are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond Borrower’s control, such that actual results during the period or periods covered by any such statements or projections may differ significantly from the projected results and such differences may be material.
SECTION 3.15.    Compliance with Regulations T, U and X. Neither the Borrower nor any of its Subsidiaries is engaged principally in or has as one of its important activities the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as defined in Regulations T, U, and X (12 C.F.R. Parts 221 and 224) of the Board of Governors of the Federal Reserve System (herein called “Margin Stock”). Neither the Borrower nor any bank acting on its behalf has taken or will take any action which could reasonably be expected to cause this Agreement or any promissory notes issued hereunder to violate Regulation T, U, or X, or any other regulation of the Board of Governors of the Federal Reserve System with respect to Margin Stock, in each case as now in effect or as the same may hereafter be in effect. If so requested by the Administrative Agent or any Lender, the Borrower will furnish the Administrative Agent and the Lenders with (i) a statement or statements in conformity with the requirements of Federal Reserve Form U-l referred to in Regulation U of said Board of Governors and (ii) other documents evidencing its compliance with the margin regulations. Neither the making of the Loans nor the use of proceeds thereof will violate, or be inconsistent with, the provisions of Regulation T, U, or X of said Board of Governors.
SECTION 3.16.    Broker’s or Finder’s Commissions. No broker’s or finder’s fee or commission will be payable with respect to the consummation of the Transactions.
SECTION 3.17.    Investment Company Act. Neither the Borrower nor any of its Subsidiaries is required to register under the provisions of the Investment Company Act of 1940, as amended, and neither the entering into or performance by the Borrower of this Agreement nor the issuance of any promissory notes issued hereunder violates any provision of such Act or requires any consent, approval, or authorization of, or registration with, any governmental or public body or authority pursuant to any of the provisions of such Act.
SECTION 3.18.    Insurance Licenses. No License held by an Insurance Subsidiary, the loss of which could reasonably be expected to have a Materially Adverse Effect, is the subject of a proceeding that could reasonably be expected to result in the suspension or revocation of such License.
SECTION 3.19.    Foreign Assets Control Regulations, etc. Neither the making of the Loans to, or issuance of Letters of Credit on behalf of, the Borrower nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither the Borrower nor any of its Subsidiaries or, to Borrower’s knowledge, any of its other Affiliates (a) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or

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Support Terrorism (66 Fed. Reg. 49079 (2001)) or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person. The Borrower and its Subsidiaries and, to Borrower’s knowledge, its other Affiliates are in compliance, in all material respects, with the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).
SECTION 3.20.    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective officers and employees with Anti-Corruption Laws and Sanctions, to the extent applicable to the Borrower and its Subsidiaries in the conduct of their business, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

ARTICLE IV

Conditions
SECTION 4.01.    Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)    The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and any other Credit Document to be executed pursuant hereto, signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic mail transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and any other such Credit Document.
(b)    The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Borrower, and C. Thomas Evans, General Counsel of the Borrower, each in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to the Borrower, this Agreement or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

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(c)    The Administrative Agent shall have received (i) copies of the organizational documents of Borrower, certified by the Secretary of State of Delaware, together with a good standing certificate from the Secretary of State of each of Illinois and Delaware dated a recent date prior to the date hereof, (ii) resolutions of the Board of Directors of Borrower approving and authorizing the execution, delivery and performance of the Credit Documents, certified as of the date hereof by the secretary or Borrower as being in full force and effect without modification or amendment and (iii) signature and incumbency certificates of the President, any applicable Vice President and any applicable Financial Officer of the Borrower.
(d)    The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
(e)    The Lenders shall have received notice from the Borrower that its audited financial statements for the fiscal year ended December 31, 2014 have been posted to its website in accordance with Section 5.10 of the Existing Credit Agreement.
(f)    The Administrative Agent and the Lenders shall have received a certificate of authority for each of Trinity and United Insurance issued by the department of insurance of its state of domicile.
(g)    The Borrower shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Credit Documents and all Governmental Authorizations and consents necessary for the continued operation of the business conducted by the Borrower and its Subsidiaries in substantially the same manner as conducted prior to the date hereof. Each such Governmental Authorization and consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, would not reasonably be expected to result in a Materially Adverse Effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof. No action, request for stay, petition for review or rehearing, reconsideration or appeal with respect to any of the foregoing shall be pending.
(h)    All corporate and other proceedings taken or to be taken in connection with the Transactions and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

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(i)    The Borrower shall have provided to the Administrative Agent and the Lenders the documentation and other information requested thereby in order to comply with the requirements of the Act.
The Administrative Agent shall promptly notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
SECTION 4.02.    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    The representations and warranties of the Borrower set forth in this Agreement (other than Section 3.09) shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except any such representation or warranty that expressly relates to or is made expressly as of a specific earlier date, in which case such representation or warranty shall be true and correct in all material respects with respect to or as of such specific earlier date).
(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
Each Borrowing (other than the conversion or continuation of any Loan) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V
Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw (unless cash collateralized on terms reasonably satisfactory to the applicable Issuing Banks), and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

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SECTION 5.01.    Preservation of Existence and Similar Matters. The Borrower will, and will cause each of its Subsidiaries to, (a) preserve and maintain its existence, and all material rights, franchises, licenses, and privileges for the conduct of its businesses, which if not preserved or maintained, could reasonably be expected to have a Materially Adverse Effect, and (b) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its businesses requires such qualification or authorization, except where the failure to so qualify would not have a Materially Adverse Effect.
SECTION 5.02.    Compliance with Applicable Law. The Borrower will comply, and will cause each of its Subsidiaries to comply, with the requirements of all material Applicable Laws, except for non-compliance which could not reasonably be expected to have a Materially Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective officers and employees with Anti-Corruption Laws and Sanctions, to the extent applicable to the Borrower and its Subsidiaries in the conduct of their business.
SECTION 5.03.    Maintenance of Properties. Except as could not reasonably be expected to have a Materially Adverse Effect, the Borrower will maintain, and will cause each of its Subsidiaries to maintain, or cause to be maintained in the ordinary course of business in good repair, working order, and condition, ordinary wear and tear excepted, all properties used or useful in its business (whether owned or held under lease), and from time to time to make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, betterments, and improvements thereto.
SECTION 5.04.    Accounting Methods and Financial Records. The Borrower will maintain, and will cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with GAAP, and will keep and cause each of its Subsidiaries to keep adequate records and books of account in which complete entries will be made in accordance with such accounting principles and reflecting all transactions required to be reflected by such accounting principles.
SECTION 5.05.    Payment of Taxes and Claims. The Borrower will pay and discharge when due, and will cause each of its Subsidiaries to pay and discharge when due, all material taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it prior to the date on which penalties attach thereto, and all lawful claims for labor, materials, and supplies which, if unpaid, could reasonably be expected to become a Lien or charge upon any of its respective properties; except that no such tax, assessment, charge, levy, or claim need be paid which is being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the appropriate books, but only so long as such tax, assessment, charge, levy, or claim does not become a Lien or charge other than a Permitted Lien and no foreclosure, distraint, sale, or similar Proceedings shall have been commenced with respect to such item and remain unstayed for a period of thirty (30) days after such commencement. The Borrower shall timely file (subject to extensions permitted by Applicable Law), and will cause each of its Subsidiaries to timely file (subject to extensions permitted by Applicable Law), all material information returns required by federal, state, or local tax authorities.

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SECTION 5.06.    Visits and Inspections. The Borrower will permit, and will cause each of its Subsidiaries to permit, representatives of the Administrative Agent and each Lender to, upon reasonable prior notice, at any reasonable time during normal business hours, and at the expense of the Administrative Agent and such Lenders, as applicable, (a) visit and inspect the properties of the Borrower and each of its Subsidiaries during normal business hours, (b) inspect and make extracts from and copies of their respective books and records, and (c) discuss with their respective principal officers the businesses, assets, liabilities, financial positions, results of operations, and business prospects relating to the Borrower and each of its Subsidiaries.
SECTION 5.07.    Use of Proceeds. The Borrower will use the proceeds of the Loans solely for working capital or any other general corporate purposes of the Borrower (including the repayment or refinancing of existing Indebtedness). The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 5.08.    Further Assurances. Upon its actual knowledge of any such defect, the Borrower will promptly cure, or use its commercially reasonable efforts to cause to be cured, defects in the creation and issuance of any promissory notes issued hereunder and the execution and delivery of this Agreement and the other Credit Documents, resulting from any act or failure to act by the Borrower or any employee or officer thereof.
SECTION 5.09.    Quarterly Financial Statements of the Borrower. The Borrower will furnish to each Lender within fifty (50) days after the end of each of the first three (3) fiscal quarters of the Borrower in each fiscal year, (a) the condensed consolidated statements (in substantially the condensed form of those provided on or prior to the date hereof) of income and changes in financial position (or of cash flow, as the case may be) of the Borrower and its Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such quarter, and (b) the related condensed consolidated balance sheet as at the end of such quarter, setting forth in each case with respect to clauses (a) and (b) immediately above in comparative form results of the preceding fiscal year or year-end, as applicable, which financial statements shall fairly present, in all material respects, the consolidated financial condition and results of operations, as the case may be, of the Borrower and its Subsidiaries in accordance with GAAP, as at the end of, and for, such quarter (subject to the absence of footnotes and normal year-end audit adjustments); it being understood and agreed that the delivery of the Borrower’s Form 10-Q (as filed with the United States Securities and Exchange Commission) shall satisfy the requirements set forth in this subsection.
SECTION 5.10.    Annual Financial Statements of the Borrower. The Borrower will furnish to each Lender within seventy-five (75) days after the end of each fiscal year of the Borrower, the consolidated statements of income and changes in financial position (or of cash

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flow and shareholders’ equity, as the case may be) of the Borrower and its Subsidiaries for such year, and the related consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, accompanied by an opinion of Deloitte & Touche LLP, Pricewaterhouse Coopers, Ernst & Young, KPMG or such other certified public accountants of recognized standing which are reasonably satisfactory to the Administrative Agent, which opinion shall state that such financial statements fairly present, in all material respects, the consolidated financial condition and results of operations, as the case may be, of the Borrower and its Subsidiaries, in accordance with GAAP, as at the end of, and for, such year; it being understood and agreed that the delivery of the Borrower’s Form 10-K (as filed with the United States Securities and Exchange Commission) shall satisfy such delivery requirement in this subsection.
SECTION 5.11.    Additional Reporting Requirements and Provisions.
(a)    The Borrower will furnish to each Lender within ninety (90) days after the end of each fiscal year of each of Trinity and United Insurance, a copy of the Annual Statement of such Person, prepared in accordance with SAP, which such Person has filed with the applicable state department of insurance pursuant to state insurance law.
(b)    The Borrower will furnish to each Lender within sixty-five (65) days after the end of each of the first three (3) fiscal quarters in each fiscal year of Trinity and United Insurance, the quarterly unaudited financial statements of Trinity and United Insurance prepared in accordance with SAP.
(c) Upon request of the Administrative Agent, the Borrower will furnish to each Lender promptly after the preparation thereof, copies of all management discussions and analysis reports or similar reports howsoever designated or described prepared by the Borrower with respect to Trinity, United Insurance and other of its Subsidiaries which are insurance companies which are filed with any governmental authority, agency or department.
(d)    Documents required to be delivered pursuant to subsections 5.09, 5.10, 5.11, 5.12 and 5.13(a) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the website on the Internet at the Borrower’s website address; or (ii) on which such documents are available via the EDGAR system of the United States Securities and Exchange Commission on the internet; provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents.
SECTION 5.12.    Performance Certificates. The Borrower will furnish to each Lender, at the time the financial statements are furnished pursuant to subsections 5.11(a) and 5.11(b) hereof, a certificate of the chief financial officer or treasurer of the Borrower in form and substance satisfactory to the Required Lenders:
(a)    Stating that, to the best of his or her knowledge, no Default has occurred as at the end of such quarter or year, as the case may be, or, if a Default has occurred, disclosing each such Default and its nature, when it occurred, whether it is continuing, and the steps being taken by the Borrower with respect to such Default;

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(b)    Setting forth in reasonable detail the computations necessary to determine whether or not the Borrower was in compliance with Sections 6.06, 6.07 and 6.08 hereof;

(c)    Setting forth a schedule of leases to the extent required by Section 1.04 hereof.

SECTION 5.13.    Copies of Other Reports. The Borrower will furnish to each Lender:
(a)    As soon as reasonably practicable after the sending thereof, copies of all periodic reports, proxies and prospectuses which the Borrower or any of its Subsidiaries sends to any holder of its Indebtedness or its securities or files with the Securities and Exchange Commission or any national securities exchange.
(b)    As soon as reasonably practicable after the preparation of the same, to the full extent permitted by Applicable Law, copies of all material reports or financial information filed by the Borrower or any of its Subsidiaries with any governmental agency, department, bureau, division or other governmental authority or regulatory body, or other reports with respect to the Borrower or any of its Subsidiaries which, in any such case, evidence facts or contain information which could reasonably be expected to have a Materially Adverse Effect.
(c)    Not less than once during each fiscal year of the Borrower in which the Borrower or any ERISA Affiliate is a member of, or is obligated to contribute to, any Multiemployer Plan, (i) a statement, in form and substance satisfactory to the Administrative Agent, prepared by the actuary for each Multiemployer Plan to which the Borrower or any of its Subsidiaries or any ERISA Affiliate is a party, setting forth the liabilities (under Section 4201 of ERISA) of the Borrower and its ERISA Affiliates, as appropriate, in the event of a “complete” or “partial withdrawal” (as those terms are defined in Sections 4203 and 4205 of ERISA) from each such Multiemployer Plan or (ii) if such statement is not available to the Borrower, a copy of the most recent Internal Revenue Service Form 5500 and supporting schedules with respect to such Multiemployer Plan.
(d)    From time to time and as soon as reasonably practicable upon each request, such data, internally generated reports, certificates, statements, documents, or further information regarding the business, assets, liabilities, financial position or results of operations of the Borrower or any of its Subsidiaries as the Administrative Agent, for itself or upon request of any Lender, may reasonably request.
SECTION 5.14.    Notice of Litigation and Other Matters. The Borrower will provide to each Lender prompt notice of the following events as to which a Financial Officer, the Chief Executive Officer, the President, any Vice President or the General Counsel of the Borrower has received notice or otherwise become aware:
(a)    The occurrence of any Default or the occurrence or non-occurrence of any event or the existence of a condition which has had or could reasonably be expected to have a Materially Adverse Effect with respect to the Borrower, Trinity or United;

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(b)    The occurrence of any Reportable Event with respect to any Plan as to which the Pension Benefit Guaranty Corporation has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that the Borrower shall give the Administrative Agent and the Lenders notice of any failure to meet the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(c) of the Code);
(c)    The filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan other than, in either case, a standard termination under Section 4041(b) of ERISA;
(d)    The institution by the Pension Benefit Guaranty Corporation of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;
(e)    The occurrence or non-occurrence of any event or the existence of any condition which constitutes, or which with the passage of time or giving of notice, or both, would constitute, a default by the Borrower or any of the Subsidiaries under any material agreement (other than any of the Credit Documents) to which such Person is party or by which its properties may be bound or affected, which default could reasonably be expected to have a Materially Adverse Effect; and
(f)    The commencement of all Proceedings and investigations by or before any governmental body and all actions and proceedings in any court or before any arbitrator against the Borrower or any of the Subsidiaries, which could reasonably be expected to have a Materially Adverse Effect or result in a Default, and any material development with respect thereto.
ARTICLE VI
Negative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw (unless cash collateralized on terms reasonably satisfactory to the applicable Issuing Banks), and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
SECTION 6.01.    Restricted Payments and Restricted Purchases. The Borrower shall not directly or indirectly, declare or make any Restricted Payment or Restricted Purchase, except that the Borrower may declare and make Restricted Payments and make Restricted Purchases, in each case, so long as no Default then exists or would be caused thereby.
SECTION 6.02.    Limitations on Indebtedness of Subsidiaries of Borrower. The Borrower shall not permit any of its Subsidiaries to create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness except:

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(a)    Indebtedness in favor of the Borrower;
(b)    Indebtedness incurred by a direct or indirect special purpose Subsidiary of the Borrower in connection with a Permitted Securitization;
(c)    Indebtedness of any Wholly-Owned Subsidiary of the Borrower owed to the Borrower or another Wholly-Owned Subsidiary in an amount not to exceed $100,000,000 in the aggregate at any time outstanding;
(d)    Indebtedness incurred in connection with borrowings from the Federal Home Loan Bank or issuances of Surplus Notes, in an amount not to exceed $500,000,000 in the aggregate at any time outstanding; provided, that the aggregate Indebtedness incurred in connection with issuances of Surplus Notes shall not exceed $100,000,000 at any one time outstanding;
(e)    Indebtedness in effect on the date hereof (as any of the same may be amended, modified, supplemented or restated from time to time) in an amount not to exceed the amount set forth on Schedule 6.02 hereto and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased thereby; and
(f)    any other Indebtedness in an amount not to exceed $100,000,000 in the aggregate principal amount outstanding at any time.
SECTION 6.03.    Limitations on Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, assume, incur, or permit to exist or to be created, assumed, incurred or permitted to exist, directly or indirectly, any Lien on any of its properties or assets, whether now owned or hereafter acquired, except for Permitted Liens; provided, that shares of capital stock of Trinity and United Insurance may only be encumbered by Liens specified in clauses (a), (b)(ii), (e) and (h) of the definition of Permitted Liens.
SECTION 6.04.    Amendment and Waiver. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any material amendment of, or agree to or accept any waiver of the provisions of its certificate or articles of incorporation or by-laws or certificate of partnership or partnership agreement, as the case may be, which amendment or waiver could reasonably be expected to have a Materially Adverse Effect.
SECTION 6.05.    Liquidation; Merger; Disposition of Assets. The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time (a) liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up, except for the liquidation, dissolution or wind up of (i) any Subsidiary in connection with any sale, lease, transfer or other disposition of assets to the extent permitted in clauses (b)(i) through (b)(viii) below, (ii) any Subsidiary that is a holding company, provided that the assets held by such Subsidiary are transferred to one or more direct or indirect Wholly-Owned Subsidiaries of the Borrower, or (iii) any inactive Subsidiary, or (b) sell, lease, abandon, transfer or otherwise dispose of any assets or business, other than (i) sales of obsolete equipment, inventory or other assets in the ordinary course of business, (ii) sales of investment securities and other investment assets by the Borrower or Insurance Subsidiaries in the ordinary course of business, (iii) sales, distributions or other dispositions by the Borrower or any of its Subsidiaries of publicly-traded investment securities

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(including Margin Stock) and other marketable securities, (iv) the sale, distribution or other disposition of the stock or assets of any Person consisting exclusively of all or any portion of Kemper Direct, (v) sales or transfers of assets to a special purpose Subsidiary in connection with a Permitted Securitization, (vi) any transaction permitted pursuant to clause (ii) of the proviso to Section 6.09, any Restricted Payment permitted pursuant to Section 6.01 and the payment of any dividend by a Subsidiary to its parent entity, (vii) the sale, distribution or other disposition of the stock or assets of all or any portion of Reserve National and its Wholly-Owned Subsidiaries, (viii) the merger of any Subsidiary of the Borrower (other than Trinity or United Insurance) with and into any Wholly-Owned Subsidiary of the Borrower, or (ix) leases, sales, transfers or other dispositions of its property (including equity interests in Subsidiaries other than Trinity and United Insurance) that, together with all other property of the Borrower and its Subsidiaries previously leased, sold, transferred or disposed of since the date hereof (other than sales, distributions, transfers, dispositions or other transactions permitted pursuant to clause (i), (ii), (iii), (iv), (v), (vi), (vii), or (viii) of clause (b) above), do not constitute a Material Portion of the property of the Borrower and its Subsidiaries.
SECTION 6.06.    Borrower’s Maximum Leverage. The Borrower shall not, as of the last day of any fiscal quarter, permit (a) the Total Debt (after giving effect to any Loans outstanding hereunder) of the Borrower and its Subsidiaries on a consolidated basis to be greater than (b) (i) thirty-five percent (35%) of (ii) Total Capitalization of the Borrower (such ratio, the “Leverage Ratio”).
SECTION 6.07.    Borrower’s Minimum Consolidated Net Worth. The Borrower shall have, at all times (to be reported to the Administrative Agent and the Lenders as of the end of each Fiscal Quarter and at such other times as shall reasonably be requested by the Administrative Agent), a Consolidated Net Worth at least equal to the sum of (a) $1,495,000,000, plus (b) an amount equal to 25% of Consolidated Net Income of the Borrower and its Subsidiaries for each fiscal quarter ending after December 31, 2014 in which such Consolidated Net Income is greater than $0, plus (c) an amount equal to the aggregate net proceeds of all equity issuances by the Borrower and its Subsidiaries after the Effective Date.
SECTION 6.08.    Risk-Based Capital Ratio. Neither Trinity nor United Insurance shall, as of the last day of any fiscal quarter, fail to have a Risk-Based Capital Ratio which is equal to at least one hundred fifty percent (150%) of the highest Risk-Based Capital Ratio within the category of Company Action Level (or any successor designation) as prescribed by rules, regulations or guidelines adopted by the National Association of Insurance Commissioners or the state department of insurance of the state of domicile of Trinity or United Insurance, as applicable, and such failure shall continue and not be cured within 60 days after the end of such fiscal quarter.
SECTION 6.09.    Affiliate Transactions. The Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly: (a) make any investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate; (c) merge into or consolidate with or purchase or acquire assets from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided that (i) any Affiliate who is an individual may serve as a director, officer or employee of the Borrower or

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any of its Subsidiaries and receive reasonable compensation for his or her services in such capacity; (ii) the Borrower and its Wholly-Owned Subsidiaries may do any of the foregoing with the Borrower and any of its Wholly-Owned Subsidiaries or mutual insurance companies controlled by Borrower, as the case may be; (iii) the Borrower and its Subsidiaries may enter into a tax-sharing agreement and/or any Subsidiary may make distributions to enable its direct and indirect parents (including the Borrower) to pay taxes imposed on them with respect to the income of such Subsidiary; and (iv) the Borrower and its Subsidiaries may engage in any transaction with an Affiliate which transaction is on terms no less advantageous to Borrower or such Subsidiary than would be the case if such transaction had been effected with a non-Affiliate.
SECTION 6.10.    Other Indebtedness. All obligations of the Borrower under this Agreement and the other Credit Documents shall rank at least pari passu with all other Indebtedness (other than in connection with Capitalized Lease Obligations and Permitted Liens).
SECTION 6.11.    Restrictions on Upstream Dividends by Subsidiaries. The Borrower shall not permit to exist at any time any consensual restriction (other than consent decrees or comparable arrangements with regulatory authorities) limiting the ability (whether by covenant, event of default, subordination or otherwise) of any Subsidiary of the Borrower to (a) make Restricted Payments to or Restricted Purchases from the Borrower or any Subsidiary, (b) pay any obligation owed to the Borrower or any Subsidiary of the Borrower, (c) make any loans or advances to or investments in the Borrower or in any Subsidiary of the Borrower, (d) transfer any of its property or assets (other than property or assets subject to Permitted Liens) to the Borrower or any Subsidiary of the Borrower, or (e) create any Lien (other than any additional Lien on assets already subject to a Permitted Lien) upon its property or assets whether now owned or hereafter acquired or upon any income or profits therefrom, except for restrictions which could not reasonably be expected to impair the Borrower’s ability to perform its obligations under the Credit Documents.
SECTION 6.12.    Business of the Borrower. The Borrower and its Subsidiaries, taken as a whole, will conduct their business in substantially the same manner and in substantially the same fields of enterprises as it is presently conducted.
ARTICLE VII
Events of Default
If any of the following events (“Events of Default”) shall occur:
(a)    Any representation or warranty made under this Agreement shall prove incorrect or misleading in any material respect when made or deemed to have been made pursuant to Article IV hereof; or
(b)    The Borrower shall default (a) in the payment of any interest and fees payable hereunder or under the other Credit Documents and such default shall not have been cured by payment of such overdue amounts in full within five (5) Business Days

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from the date such payment became due, or (b) in the payment of any principal of any Loan when due; or
(c)    The Borrower shall default in the performance or observance of any agreement or covenant contained in subsection 5.07, 5.09, 5.10, 5.11, 5.12, 5.14, 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.07, 6.08, 6.10 or 6.12 hereof; or
(d)    The Borrower shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Article VII, and such default shall not be cured within a period of forty five (45) days from the date on which such default became known to the Borrower; or
(e)    Any representation or warranty made under any of the Credit Documents (other than this Agreement or as otherwise provided in this Article VII) shall prove incorrect or misleading in any material respect when made or deemed to have been made pursuant to Article IV hereof, or there shall occur any default in the performance or observance of any agreement or covenant contained in any of the Credit Documents (other than this Agreement or as otherwise provided in this Article VII) which shall not be cured within the applicable cure period, if any, provided for in such Credit Document or if no such cure period is provided, within 45 days from the date on which such default became known to the Borrower; or
(f)    There shall occur any Change in Control; or
(g)    There shall be entered a decree or order for relief in respect of the Borrower or any of its Subsidiaries under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or similar official of the Borrower or any of its Subsidiaries, or of any substantial part of its respective properties, or ordering the winding-up or liquidation of the affairs of the Borrower or any of its Subsidiaries, or an involuntary petition shall be filed against the Borrower or any of its Subsidiaries, and (a) such petition shall not be diligently contested, or (b) any such petition shall continue undismissed for a period of sixty (60) consecutive days; or
(h)    The Borrower or any of its Subsidiaries shall file a petition, answer, or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy law or other similar law, or the Borrower or any of its Subsidiaries shall consent to the institution of Proceedings thereunder or to the filing or any such petition or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of the Borrower or any of its Subsidiaries, or of any substantial part of its respective properties, or the Borrower or any of its Subsidiaries shall fail generally to pay its respective debts as they become due, or the Borrower or any of its Subsidiaries shall take any action in furtherance of any such action; or

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(i)    One or more final judgments shall be entered by any court against the Borrower and/or any of its Subsidiaries for the payment of money in an aggregate amount in excess of $100,000,000 for the Borrower and its Subsidiaries, taken as a whole, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrower or any of its Subsidiaries which, together with all other such property of the Borrower and its Subsidiaries subject to other such process, exceeds in value $100,000,000 in the aggregate, if, within thirty (30) days after the entry, issue, or levy thereof, such judgment, warrant, or process shall not have been paid or discharged or stayed pending appeal, or if, after the expiration of any such stay, such judgment, warrant, or process shall not have been paid or discharged; or
(j)    The failure to meet the minimum funding standards with respect to any Plan under Section 412 of the Code, with respect to any Plan maintained by the Borrower or any of its ERISA Affiliates, or to which the Borrower or any of its ERISA Affiliates has any liabilities, or any trust created thereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan; or the Pension Benefit Guaranty Corporation shall institute Proceedings to terminate any such Plan; or the Borrower or any of its ERISA Affiliates shall incur any liability to the Pension Benefit Guaranty Corporation in connection with the termination of any such Plan; or any Plan or trust created under any Plan of the Borrower or any of its ERISA Affiliates shall engage in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject any such Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any such Plan or trust to (a) a tax or penalty on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code, or (b) costs or expenses of correcting such “prohibited transactions,” which in either case (a) or (b) could reasonably be likely to have a Materially Adverse Effect; or the Borrower and/or any of its ERISA Affiliates shall enter into or become obligated to contribute to a Multiemployer Plan and as a result thereof such Persons have any liability or potential liability (under Section 4201 of ERISA) relating to any actual or potential “complete” or “partial withdrawal” (as those terms are defined in Sections 4203 and 4205 of ERISA) with respect to any such Multiemployer Plans, which liability or potential liability exceeds $75,000,000 in the aggregate for all such Persons at any time; the Borrower or any of its ERISA Affiliates shall have assessed against it any material tax liability as a result of a violation of the provisions of Section 4980B of the Code; or the Borrower or any of its ERISA Affiliates shall amend a Plan so as to require the Borrower or any of its ERISA Affiliates to provide security under Section 436(c) of the Code; or
(k)    There shall occur any default or event (which permits the holder(s) thereof to accelerate such Indebtedness or cause such Indebtedness to be prepaid, repurchased or redeemed) beyond the period of grace, if any, applicable thereto under any other indenture, agreement, or instrument evidencing Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount greater than or equal to $100,000,000 for the Borrower and its Subsidiaries, taken as a whole; or
(l)    All or any material portion of any Credit Document shall at any time and for any reason be declared by a court of competent jurisdiction in a suit with respect to

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such Credit Document to be null and void, or a proceeding shall be commenced by the Borrower, or by any governmental authority having jurisdiction over the Borrower or any of its Subsidiaries, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or the Borrower shall deny that it has any liability or obligation for the payment of principal or interest purported to be owed under any Credit Document; or
(m)    Any applicable superintendent of insurance (or comparable Person) shall have taken possession of the business or property of either Trinity or United Insurance under any applicable state insurance law for the purposes of rehabilitation, dissolution or liquidation thereof or such Person shall have appointed a receiver, trustee, custodian, liquidator, conservator, sequestrator or similar official for either Trinity or United Insurance or for all or any substantial part of the property or assets of Trinity or United Insurance; or
(n)    Any License held by any Insurance Subsidiary on the date of this Agreement or acquired by any Insurance Subsidiary hereafter, the loss of which could reasonably be expected to have a Materially Adverse Effect, (a) shall be revoked by a final non appealable order by the state which shall have issued such License, or any action (whether administrative or judicial) to revoke such License shall have been commenced against such Person which shall not have been dismissed or contested in good faith within 30 days of the commencement thereof, (b) shall be suspended by such state for a period in excess of 60 days or (c) shall not be reissued or renewed by such state upon the expiration thereof following application for such reissuance or renewal by such Person.
then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
Notwithstanding anything contained in the preceding paragraph, if, within 45 days after acceleration of the maturity of the Loans or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in clause (g) or (h) of Article VII with respect to the Borrower) and before any judgment or decree for the

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payment of the amounts due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination; but such action shall not affect any subsequent Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Required Lenders, and such provisions shall not at any time be construed so as to grant the Borrower the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Administrative Agent or Lenders from exercising any of the rights or remedies available to them under any of the Credit Documents, even if the conditions set forth in this paragraph are met.
ARTICLE VIII
The Administrative Agent
Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein,

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(iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower, to appoint a successor (provided, that such consent (i) shall not be unreasonably withheld, delayed or conditioned and (ii) shall not be required if, at the time of such appointment, an Event of Default has occurred and is continuing). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as

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it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
No Lender identified in this Agreement as a “Syndication Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in the preceding paragraph.

ARTICLE IX

Miscellaneous

SECTION 9.01.    Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail, as follows:
(i)    if to the Borrower, to it at One East Wacker Drive, Chicago, IL 60601, Attention of Vice President and Treasurer (Email: treasurystaff@kemper.com), with a copy to One East Wacker Drive, Chicago, IL 60601, Attention of General Counsel;
(ii)    if to the Administrative Agent, (A) for notices regarding Loans denominated in US Dollars, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 S. Dearborn, 7th Floor, Chicago, Illinois 60603, Attention of Nan Wilson (Email: nan.wilson@jpmchase.com), and (B) for notices regarding Loans denominated in Available Foreign Currencies, to J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, United Kingdom, Attention: Loan Agency, Fax: 44 (0)-207-777-2360, with a copy in each case to JPMorgan Chase Bank, N.A., 10 S. Dearborn, 9th Floor, Suite IL1-0364, Chicago, Illinois 60603, Attention of Thomas A. Kiepura (Email: thomas.a.kiepura@jpmorgan.com);
(iii)    if to JPMorgan Chase Bank, N.A., in its capacity as an Issuing Bank, to it at JPMorgan Chase Bank, N.A., 131 South Dearborn Floor 05, Chicago, Illinois 60603-5506, Attention of GTS-Standby Letter of Credit Team (Email: jpm.standbylc.ccb@jpmchase.com);
(iv)    if to Wells Fargo Bank, National Association, in its capacity as an Issuing Bank, to it at 1525 West WT Harris Boulevard, Mail Code D1109-019, Charlotte, North Carolina 28262, Attention Syndication Agency Services (Email:

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agencyservicesrequests@wellsfargo.com), with a copy to Wells Fargo Bank, National Association, 90 South 7th Street, MAC N9305-075, Minneapolis, Minnesota 55402, Attention of Casey P. Kelly (Email: casey.p.kelly@wellsfargo.com); and
(v)    if to any other Lender, to it at its address (or email address) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received and notices sent by facsimile shall be deemed to have been given when sent; provided that (i) a facsimile transmission confirmation was received by the sender from the intended recipient, and (ii) if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient. Notices delivered through Electronic Systems (including e-mail), to the extent provided in paragraph (b) below, shall be effective as provided in such paragraph (b).

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications (other than financial statement deliveries made pursuant to Section 5.09 or 5.10) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.
(d) Electronic Systems.

(i)    The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.
(ii)    Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy

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of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Credit Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.
SECTION 9.02.    Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b)    Except as otherwise provided in connection with Section 2.08(d) in respect of Commitment increases, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than a waiver of the default rate of interest imposed pursuant to Section 2.12(e)) (it being understood that any change to the defined terms used in computing financial covenants hereunder shall not constitute a reduction in interest or fees for purposes of this Section unless the primary purpose and effect thereof is to reduce such interest or fees), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) other than as set forth at the end of Article VII in respect of the rescission of any acceleration of the Borrower’s obligations under the Credit Documents, postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the

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amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.19(b), or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall (i) amend, modify or waive Section 2.21 without the prior written consent of the Administrative Agent and each Issuing Bank or (ii) amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Banks, as the case may be. Notwithstanding the foregoing, the consent of the Required Lenders shall not be required to amend this Agreement to increase the total Commitments pursuant to Section 2.07 and to make other changes incidental thereto or contemplated thereby.
(c)    Schedules I and II may be amended as follows:
(i)    Schedule I will be amended to add another Person as a Lender hereunder and to include such new Lender’s Commitment, and/or to change any existing Lender’s Commitment, in any such case in accordance with any increase in the Commitments hereunder in accordance with Section 2.07(d), upon execution and delivery by the new Lender, the Borrower and the Administrative Agent of an Assignment and Assumption.
(ii)    Schedule II will be amended to change administrative information contained therein (other than any Funding Time, Payment Time or notice time contained therein), upon execution and delivery by the Borrower and the Administrative Agent of a Schedule Amendment providing for such amendment.
(iii)    Schedule II will be amended to amend or modify any Funding Time, Payment Time or notice time contained therein, upon execution and delivery by the Borrower, Required Lenders and the Administrative Agent of a Schedule Amendment providing for such amendment.
SECTION 9.03.    Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable, documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), provided that Borrower shall be responsible for the payment of the reasonable fees, charges and disbursements of only a single primary legal counsel and, if applicable, appropriate local, regulatory or other special counsel, for the Administrative Agent, (ii) all reasonable, documented out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, each Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Banks or any Lender, in

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connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    The Borrower shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or any Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by the Borrower or a third party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee, (y) a claim brought by the Borrower against an Indemnitee for breach of such Indemnitee’s obligations under any Credit Document, so long as the Borrower is the prevailing party in such claim, or (z) except with respect to JPMorgan Chase Bank, N.A. in its individual capacity or as Administrative Agent, claims brought by an Indemnitee solely against another Indemnitee and not involving a direct act or omission of Borrower. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.
(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank in its capacity as such.
(d)    To the extent permitted by applicable law, no party hereto (or Affiliate thereof) may assert, and each such Person for itself and on behalf of any such Affiliate hereby waives, any claim against any other party hereto (or Affiliate thereof), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or

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instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof, other than any claim made by an Indemnitee pursuant to Section 9.03(b) hereof to reimburse it for an amount paid to an unaffiliated third party. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby except to the extent such damages are found by a final, non‑appealable judgment of a court to arise from the willful misconduct or gross negligence of such Indemnitee.
(e)    All amounts due under this Section shall be payable promptly after written demand therefor, accompanied by appropriate backup documentation, as applicable.
SECTION 9.04.    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A)    the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;
(B)    the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment; and
(C)    each Issuing Bank.

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(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more “Credit Contacts” to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower,

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the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(d) or (e), 2.05(b), 2.19(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Banks, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.18(f) (it being understood that the documentation required under Section 2.18(f) shall be delivered by such Participant to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of 2.21 as if it were an assignee under paragraph (b) of this Section; and (ii) shall not be entitled to receive any greater payment under Section 2.16 or 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the

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Borrower to effectuate the provisions of Section 2.20(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.19(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or in connection with any exercise by a Participant of any rights hereunder. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05.    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.16, 2.17, 2.18 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single

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contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.07.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.09.    Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of Illinois.
(b)    The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of Illinois sitting in Cook County and of the United States District Court of the Northern District of Illinois, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Illinois State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

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(c)    The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12.    Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the Administrative Agent, applicable Issuing Bank or applicable Lender shall notify Borrower in advance of such disclosure, to the extent permitted by law), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower

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that is not known by such Person to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 9.13.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.14.    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
SECTION 9.15.    No Fiduciary Duty. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Borrower, its stockholders and/or its Affiliates. The Borrower agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its Affiliates, on the other.  The Borrower acknowledges and agrees that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or

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fiduciary of the Borrower, its management, stockholders, creditors or any other Person.  The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty, to the Borrower in connection with such transactions or the process leading thereto.
SECTION 9.16.    Judgment. (a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding the day on which final judgment is given.
(b)    The obligation of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in the Judgment Currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum due to such Lender or the Administrative Agent (as the case may be) hereunder in the Agreement Currency, then the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent (as the case may be) against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to any Lender or the Administrative Agent (as the case may be), such Lender or the Administrative Agent (as the case may be) agrees to remit to the Borrower such excess.
SECTION 9.17.    Amendment and Restatement.
(a)    On the Effective Date, the Existing Credit Agreement shall be amended, restated and superseded in its entirety hereby. The parties hereto acknowledge and agree that (i) this Agreement, any Notes delivered pursuant to Section 2.08(e) and the other Credit Documents executed and delivered in connection herewith do not constitute a novation, payment and reborrowing, refinancing or termination of the obligations under the Existing Credit Agreement as in effect prior to the Effective Date; (ii) the “Loans” (as defined in the Existing Credit Agreement) have not become due and payable prior to the Effective Date as a result of the amendment and restatement of the Existing Credit Agreement; (iii) such obligations are in all respects continuing with only the terms thereof being modified as provided in this Agreement; and (iv) upon the effectiveness of this Agreement all loans and letters of credit outstanding under the Existing Credit Agreement immediately before the effectiveness of this Agreement will be part of the Loans and Letters of Credit hereunder on the terms and conditions set forth in this Agreement.

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(b)    Notwithstanding the modifications effected by this Agreement of the representations, warranties and covenants of the Borrower contained in the Existing Credit Agreement, the Borrower acknowledges and agrees that any causes of action or other rights created prior to the Effective Date in favor of any Lender and its successors arising out of the representations and warranties of the Borrower and contained in or delivered (including representations and warranties delivered in connection with the making of the loans or other extensions of credit thereunder) in connection with the Existing Credit Agreement or any other Credit Document executed in connection therewith prior to the Effective Date shall survive the execution and delivery of this Agreement; provided, however, that it is understood and agreed that the Borrower’s monetary obligations under the Existing Credit Agreement in respect of the loans and letters of credit thereunder are now monetary obligations of the Borrower as evidenced by this Agreement as provided in Section 2 hereof.
(c)    All indemnification obligations of the Borrower pursuant to the Existing Credit Agreement (including any arising from a breach of the representations thereunder) with respect to any losses, claims, damages, liabilities and related expenses occurring prior to the Effective Date shall survive the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement.
(d)    On and after the Effective Date, (i) each reference in the Credit Documents to the “Credit Agreement”, “thereunder”, “thereof” or similar words referring to the Credit Agreement shall mean and be a reference to this Agreement and (ii) each reference in the Credit Documents to a “Note” shall mean and be a Note as defined in this Agreement.

[signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
BORROWER:
KEMPER CORPORATION

By: /s/ Christopher L. Moses

Name: Christopher L. Moses

Title: Vice President and Treasurer

Signature Page to Amended and Restated Credit Agreement
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LENDERS:
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as a Lender
By: /s/ Danielle D. Babine
Name: Danielle D. Babine
Title: Vice President

Signature Page to Amended and Restated Credit Agreement
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WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agent and as a Lender
By: /s/ Casey P. Kelly
Name: Casey P. Kelly
Title: Vice President

Signature Page to Amended and Restated Credit Agreement
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FIFTH THIRD BANK,
as Co-Syndication Agent and as a Lender
By: /s/ Daniel J. Clarke, Jr.
Name: Daniel J. Clarke, Jr.
Title: Managing Director

Signature Page to Credit Agreement
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ASSOCIATED BANK,
as a Lender
By: /s/ Liliana Huerta
Name: Liliana Huerta
Title: Vice President

Signature Page to Credit Agreement
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PNC BANK, NATIONAL ASSOCIATION,
as a Lender
By: /s/ Nicole Limberg
Name: Nicole Limberg
Title: Vice President

Signature Page to Credit Agreement
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U.S. BANK NATIONAL ASSOCIATION,
as a Lender
By: /s/ Evan Glass
Name: Evan Glass
Title: Senior Vice President

Signature Page to Credit Agreement
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THE BANK OF NEW YORK MELLON,
as a Lender
By: /s/ Kenneth P. Sneider, Jr.
Name: Kenneth P. Sneider, Jr.
Title: Managing Director

Signature Page to Credit Agreement
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THE NORTHERN TRUST COMPANY,
as a Lender
By: /s/ Joshua Metcalf
Name: Joshua Metcalf
Title: Officer

Signature Page to Credit Agreement
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Schedule I

Commitments

BANK	ALLOCATION	PERCENT
JPMorgan Chase Bank, N.A.	$50,000,000	22.22%
Wells Fargo Bank, National Association	$50,000,000	22.22%
Fifth Third Bank	$38,000,000	16.89%
The Northern Trust Company	$22,500,000	10.00%
U.S. Bank National Association	$22,500,000	10.00%
Associated Bank	$17,000,000	7.56%
The Bank of New York Mellon	$15,000,000	6.67%
PNC Bank, National Association	$10,000,000	4.44%
	$225,000,000	100.00%

NAI-181964176v6

Schedule II

Administrative Schedule

A.    Funding Office, Funding Time, Payment Office and Payment Time for Each
Currency

US Dollars:

1.	Funding Office:	JPMorgan Chase Bank, N.A. 10 South Dearborn, Floor 07 IL1-0010 Chicago, IL 60603-2003
2.	Funding Time:	11:00 A.M., New York time
3.	Payment Office:	JP Morgan Chase Bank, N.A. 10 South Dearborn, Floor 07 IL1-0010
Chicago, IL 60603-2003
4.	Payment Time:	2:00 P.M., New York time
Pounds Sterling:

1.	Funding Office:	Account of: J.P. Morgan Europe Limited (Swift CHASGB22) CHAPS Code 40 52 06 Account No: 03043504 IBAN GB82CHAS60924203043504 J.P. Morgan Europe Limited 25 Bank Street, Canary Wharf London E14 5JP
2.	Funding Time:	12:00 P.M., local time, in the city of the Administrative Agent’s applicable Payment Office for the currency referenced immediately above.

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3.	Payment Office:	Account of: J.P. Morgan Europe Limited
Account No: CHAPS 40 52 06
J.P. Morgan Europe Limited
25 Bank Street, Canary Wharf
London E14 5JP
4.	Payment Time:	12:00 P.M., local time, in the city of the Administrative Agent’s applicable Payment Office for the currency referenced immediately above.

Canadian Dollars:

1.	Funding Office:	Account of: J.P. Morgan Europe Limited (Swift CHASGB22)
Account No: 219 / 442 / 1
Royal Bank of Canada (Swift ROYCCAT2)
Canada
2.	Funding Time:	12:00 P.M., local time, in the city of the Administrative
Agent’s applicable Payment Office for the currency
referenced immediately above.
3.	Payment Office:	Account of: J.P. Morgan Europe Limited
Account No: 219 / 442 / 1
Royal Bank of Canada
Canada
4.	Payment Time:	12:00 P.M., local time, in the city of the Administrative
Agent’s applicable Payment Office for the currency referenced immediately above.

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Euros:

1.	Funding Office:	Account of: J.P. Morgan Europe Limited (Swift CHASGB22)
Account No: DE93501108006001600037
JPMorgan Chase Bank AG, Frankfurt
SWIFT Code CHASDEFX
2.	Funding Time:	12:00 P.M., local time, in the city of the Administrative Agent’s applicable Payment Office for the currency referenced immediately above.
3.	Payment Office:	Account of: J.P. Morgan Europe Limited
Account No: DE93501108006001600037
JPMorgan Chase Bank AG, Frankfurt
SWIFT Code CHASDEFX
4.	Payment Time:	12:00 P.M., local time, in the city of the Administrative Agent’s applicable Payment Office for the currency referenced immediately above.

Notwithstanding anything to the contrary set forth herein, fundings may occur out of and payments may be directed to an alternative funding office and/or payment office specified by the Administrative Agent.

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B.    Notice of Borrowing

US Dollars:

1.    Deliver to:    JPMorgan Chase Bank, N.A.
Loan and Agency Services
10 South Dearborn, Floor 7
Chicago, IL 60603
Attention: April Yebd
Telephone No: 312-732-5078
Fax No: 1-888-208-7168
Email: jpm.agency.servicing.6@jpmchase.com

2.	Time: (i) ABR Loans--Not later than 11:00 A.M., New York City time, on the date of the proposed Borrowing.

(ii)	Eurocurrency Loans--Not later than 11:00 A.M., New York City time, three Business Days (such three Business Days to include the date of notice) prior to the date of the proposed Borrowing.

3.    Information Required: See Exhibit B to this Agreement.

Pounds Sterling:

1.    Deliver to:    J.P. Morgan Europe Limited
25 Bank Street, Canary Wharf
London E14 5JP Attention: Loans Agency
Telephone No: 44 (0) 207 777 2352
Fax No: 44 (0) 207 777 2360

2.	Time: Not later than 11:00 A.M., London time, three Business Days (such three Business Days to include the date of notice) prior to the date of the proposed Borrowing.

3.    Information Required: See Exhibit B to this Agreement.

Canadian Dollars:

1.    Deliver to:    J.P. Morgan Europe Limited
25 Bank Street, Canary Wharf
London E14 5JP Attention: Loans Agency
Telephone No: 44 (0) 207 777 2352
Fax No: 44 (0) 207 777 2360

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2.	Time: Not later than 11:00 A.M., London time, three Business Days (such three Business Days to include the date of notice) prior to the date of the proposed Borrowing.

3.    Information Required: See Exhibit B to this Agreement.

Euros:

1.    Deliver to:    J.P. Morgan Europe Limited
25 Bank Street, Canary Wharf
London E14 5JP Attention: Loans Agency
Telephone No: 44 (0) 207 777 2352
Fax No: 44 (0) 207 777 2360

2.	Time: Not later than 11:00 A.M., London time, three Business Days (such three Business Days to include the date of notice) prior to the date of the proposed Borrowing.

3.    Information Required: See Exhibit B to this Agreement.

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Schedule 1.01

PRICING SCHEDULE

Applicable Rate	Level I Status	Level II Status	Level III Status	Level IV Status
Eurocurrency Rate	1.05%	1.175%	1.275%	1.350%
ABR	0.05%	0.175%	0.275%	0.350%
Facility Fee Rate	0.20%	0.20%	0.225%	0.275%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

"Financials" means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 5.09 or 5.10 of this Agreement.

"Level I Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is less than or equal to 0.20 to 1.00.

"Level II Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Leverage Ratio is less than or equal to 0.25 to 1.00.

"Level III Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than or equal to 0.30 to 1.00.

"Level IV Status" exists at any date if the Borrower has not qualified for Level I Status, Level II Status or Level III Status.

"Status" means Level I Status, Level II Status, Level III Status or Level IV Status.

The Applicable Rate shall be determined in accordance with the foregoing table based on the Borrower's Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Rate shall be effective five Business Days after the Administrative Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to this Agreement, then the Applicable Rate shall be the highest Applicable Rate set forth in the foregoing table until five days after such Financials are so delivered. Until adjusted Level II Status shall be deemed to exist.

If, as a result of any restatement of or other adjustment to the Financials of the Borrower or for any other reason, Administrative Agent reasonably determines that (a) the Leverage Ratio as calculated by Borrower as of any applicable date was inaccurate and (b) a proper calculation of the

NAI-181964176v6

Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, Borrower shall automatically and retroactively (or, if the recalculation results from anything other than a restatement or post-effective adjustment to such Financials by the Borrower, upon the Borrower’s receipt of a notice by the Administrative Agent indicating the reason for such recalculation) be obligated to pay to Administrative Agent, for the benefit of the applicable Lenders, promptly on demand by Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Leverage Ratio would have resulted in lower pricing for such period, neither Administrative Agent nor any Lender shall have any obligation to repay any interest or fees to Borrower; provided that if, as a result of any restatement or other event a proper calculation of the Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by Borrower pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods.

NAI-181964176v6

Schedule 3.03
Subsidiaries of Kemper Corporation

Subsidiaries of Kemper Corporation, with their states of incorporation in parentheses, are as follows:

1.	301 Oxford Valley Insurance Agency, Inc.(Pennsylvania)

2.	Alliance United Group (California)

3.	Alliance United Insurance Company (California)

4.	Alliance United Insurance Services (California)

5.	Alpha Property & Casualty Insurance Company (Wisconsin)

6.	Capitol County Mutual Fire Insurance Company (Texas)*

7.	Charter Indemnity Company (Texas)

8.	Connecticut Casualty Insurance Agency, Inc. (Connecticut)

9.	Direct Response Corporation (Delaware)

10.	Family Security Funerals Company (Texas)

11.	Financial Indemnity Company (Illinois)

12.	KAHG LLC (Illinois)

13.	Kemper Corporate Services, Inc. (Illinois)

14.	Kemper Direct General Agency, Inc. (Texas)

15.	Kemper Financial Indemnity Company (Illinois)

16.	Kemper General Agency, Inc. (Texas)

17.	Kemper Independence Insurance Company (Illinois)

18.	Merastar Industries, LLC (Delaware)

19.	Merastar Insurance Company (Illinois)

20.	Mutual Savings Fire Insurance Company (Alabama)

21.	Mutual Savings Life Insurance Company (Alabama)

22.	NCM Management Corporation (Delaware)

23.	Old Reliable Casualty Company (Missouri)*

24.	The Reliable Life Insurance Company (Missouri)

25.	Reserve National Insurance Company (Oklahoma)

26.	Response General Agency of Texas, Inc. (Connecticut)

27.	Response Insurance Company (Illinois)

28.	Response Worldwide Direct Auto Insurance Company (Illinois)

29.	Response Worldwide Insurance Company (Illinois)

30.	Security One Agency LLC (Illinois)

31.	Trinity Universal Insurance Company (Texas)

32.	Union National Fire Insurance Company (Louisiana)

33.	Union National Life Insurance Company (Louisiana)

34.	United Casualty Insurance Company of America (Illinois)

35.	United Insurance Company of America (Illinois)

36.	Unitrin Advantage Insurance Company (New York)

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37.	Unitrin Auto and Home Insurance Company (New York)

38.	Unitrin County Mutual Insurance Company (Texas)

39.	Unitrin Direct Insurance Company (Illinois)

40.	Unitrin Direct Property & Casualty Company (Illinois)

41.	Unitrin Preferred Insurance Company (New York)

42.	Unitrin Safeguard Insurance Company (Wisconsin)

43.	Valley Property & Casualty Insurance Company (Oregon)

44.	Warner Insurance Company (Illinois)

* May be deemed to be an affiliate pursuant to Rule 1-02 of SEC Regulation S-X.

2
NAI-181964176v6

Schedule 6.02
Existing Indebtedness

1.
Indebtedness arising out of that certain Letter of Credit Number CTCS-602545 issued by JPMorgan Chase Bank, N.A. on behalf of Mutual Savings Life Insurance Company in favor of Liberty Mutual Insurance Company (as the same may have been amended from time to time prior to the date hereof) in the aggregate amount of $100,000.00

2.
Indebtedness arising out of that certain Letter of Credit Number 00318444 issued by JPMorgan Chase Bank, N.A. (as successor by merger to Bank One, NA) on behalf of Trinity Universal Insurance Company in favor of Argonaut Insurance Company (as the same may have been amended from time to time prior to the date hereof) in the aggregate amount of $100,000.00

3.
Certain capital lease obligations as reported in Note 7 – Leases to the Consolidated Financial Statements included in the 2014 Annual Report on Form 10-K. The present value of such obligations is $4.1 million.

NAI-181964176v6

Schedule 6.03
Existing Liens

1. Security interest in the funds held in the cash collateral account established by the
Borrower with The Travelers Indemnity Company in the aggregate amount of $13,100,000, with regard to the Kemper Corporation Worker’s Compensation policy.

NAI-181964176v6

EXHIBIT A
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: ______________________________

2.	Assignee: ______________________________
    [and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s): Kemper Corporation, a Delaware corporation

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.
Credit Agreement:    Amended and Restated Credit Agreement dated as of June 2, 2015 among Kemper Corporation, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto.

1    Select as applicable

6.	Assigned Interest:

Aggregate Amount of Commitment for all Lenders	Amount of Commitment Assigned	Percentage Assigned of Commitment[2]
$	$	%
$	$	%
$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]
By: __________________________________
Title: _________________________________
ASSIGNEE
[NAME OF ASSIGNEE]
By: ___________________________________
Title: __________________________________

2    Set fourth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.

[Consented to and]3 Accepted:
JPMORGAN CHASE BANK, N.A., as
Administrative Agent
By____________________________________
Title:
[Consented to:]4
[NAME OF RELEVANT PARTY]
By____________________________________
Title:

3    To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
4    To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lendor, Issuing Bank) is required by the terms of the Credit Agreement.

ANNEX 1
Amended and Restated Credit Agreement dated as of June 2, 2015 among Kemper Corporation, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto.
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.09 or 5.10 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

NAI-181964176v6

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by electronic mail shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.

2
NAI-181964176v6

EXHIBIT B

FORM OF BORROWING REQUEST

______________, 20__

The undersigned, Kemper Corporation (the "Borrower"), refers to the Amended and Restated Credit Agreement, dated as of June 2, 2015 (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement"), among the Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein have the meanings assigned to them in the Credit Agreement. The Borrower hereby requests a Borrowing, pursuant to Section 2.03 of the Credit Agreement, as follows:
(i)    The aggregate amount of the requested Borrowing is $___________.
(ii)    The Business Day on which the Borrower requests the Borrowing to be made is ____________, 20__.
(iii)    The requested Borrowing is a [Eurocurrency] [ABR] Borrowing.
(iv)    If a Eurocurrency Borrowing, the initial Interest Period for the requested Borrowing is ____ [one, two, three or six] months.
(v)    The requested Borrowing shall be funded to Borrower's account no. _____________________.

Very truly yours,

KEMPER CORPORATION
By: _______________________________
Name: _____________________________
Title:

NAI-181964176v6

EXHIBIT C
FORM OF PROMISSORY NOTE
_______________, 20__

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to _____________________ and its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Amended and Restated Credit Agreement dated as of June 2, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Kemper Corporation, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent. The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement. This Note is one of the promissory notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Lender may attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

[signature page follows]

NAI-181964176v6

IN WITNESS WHEREOF, the undersigned has executed this Note by its duly authorized officer.

KEMPER CORPORATION
By: ____________________________________
Name: __________________________________
Title: ___________________________________

NAI-181964176v6

EXHIBIT D
EXHIBIT D-1
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Amended and Restated Credit Agreement (as further amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) dated as of June 2, 2015 among Kemper Corporation (the “Borrower”), the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto.
Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:______________________________________
    Name:
    Title:
Date: ________ __, 20__

NAI-181964176v6

EXHIBIT D-2
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Amended and Restated Credit Agreement (as further amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) dated as of June 2, 2015 among Kemper Corporation (the “Borrower”), the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto.
Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:______________________________________
    Name:
    Title:
Date: ________ __, 20__

NAI-181964176v6

EXHIBIT D-3
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships
For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Amended and Restated Credit Agreement (as further amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) dated as of June 2, 2015 among Kemper Corporation (the “Borrower”), the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto.
Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:______________________________________
    Name:
    Title:
Date: ________ __, 20__

NAI-181964176v6

EXHIBIT D-4
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Amended and Restated Credit Agreement (as further amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) dated as of June 2, 2015 among Kemper Corporation (the “Borrower”), the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto.
Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:______________________________________
    Name:
    Title:
Date: ________ __, 20__

NAI-181964176v6

EXHIBIT E

SCHEDULE AMENDMENT

SCHEDULE AMENDMENT, dated as of the date set forth below, entered into pursuant to the AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 2, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined), among KEMPER CORPORATION, the several Lenders from time to time parties thereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the parties to this Schedule Amendment wish to amend Schedule II to the Credit Agreement in the manner hereinafter set forth; and

WHEREAS, this Schedule Amendment is entered into pursuant to Section 9.02(c) of the Credit Agreement;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Schedule II to the Credit Agreement is hereby amended, effective as of the date hereof, as set forth in Annex I hereto.

THIS SCHEDULE AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS.

[signature page follows]

NAI-181964176v6

IN WITNESS WHEREOF, each of the undersigned has caused this Schedule Amendment to be duly executed and delivered by its proper and duly authorized officer as of the date set forth below.

Dated: __________________
KEMPER CORPORATION

By: _________________________

Title:________________________

ACKNOWLEDGED AND AGREED TO:
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By: _____________________________
Title:

[NAMES OF OTHER PARTIES, IF ANY, REQUIRED PURSUANT TO SECTION
9.02 (c)]

NAI-181964176v6

ANNEX I

[Describe amendment]

NAI-181964176v6